                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                             Bookham Technology plc,

                           Budapest Acquisition Corp.

                                       and

                                 New Focus, Inc.

                         Dated as of September 21, 2003

                                TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
ARTICLE I        THE MERGER...................................................................2
     1.1         Effective Time of the Merger.................................................2
     1.2         Closing......................................................................2
     1.3         Effects of the Merger........................................................2

ARTICLE II       CONVERSION OF SECURITIES AND DISTRIBUTION OF THE CASH AMOUNT.................3
     2.1         Conversion of Capital Stock..................................................3
     2.2         Exchange of Certificates and Distribution of Cash Amount.....................4

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................7
     3.1         Organization, Standing and Power; Subsidiaries...............................8
     3.2         Capitalization...............................................................9
     3.3         Authority; No Conflict; Required Filings and Consents.......................11
     3.4         SEC Filings; Financial Statements; Information Provided. ...................13
     3.5         No Undisclosed Liabilities; Indebtedness....................................14
     3.6         Absence of Certain Changes or Events........................................15
     3.7         Taxes.......................................................................15
     3.8         Owned and Leased Real Properties. ..........................................18
     3.9         Intellectual Property.......................................................19
     3.10        Agreements, Contracts and Commitments; Government Contracts.................20
     3.11        Litigation; Product Liability...............................................22
     3.12        Environmental Matters.......................................................22
     3.13        Employee Benefit Plans......................................................23
     3.14        Compliance With Laws........................................................26
     3.15        Permits.....................................................................26
     3.16        Labor Matters...............................................................26
     3.17        Insurance...................................................................27
     3.18        [Intentionally Omitted].....................................................27
     3.19        Assets......................................................................27
     3.20        Warranty....................................................................27
     3.21        Customers and Suppliers.....................................................27
     3.22        Opinion of Financial Advisor................................................28
     3.23        Section 203 of the DGCL Not Applicable......................................28
     3.24        Rights Agreement............................................................28
     3.25        Brokers; Schedule of Fees and Expenses......................................28
     3.26        No Existing Discussions.....................................................29

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE TRANSITORY SUBSIDIARY..29
     4.1         Organization, Standing and Power............................................29
     4.2         Capitalization..............................................................30
     4.3         Authority; No Conflict; Required Filings and Consents.......................31

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
     4.4         SEC Filings; Financial Statements; Information Provided; LSE................32
     4.5         No Undisclosed Liabilities..................................................34
     4.6         Agreements, Contracts and Commitments; Government Contracts.................34
     4.7         Absence of Certain Changes or Events........................................35
     4.8         Litigation; Product Liability...............................................35
     4.9         Intellectual Property.......................................................35
     4.10        Taxes.......................................................................36
     4.11        Environmental Matters.......................................................38
     4.12        Compliance With Laws........................................................39
     4.13        Assets......................................................................39
     4.14        Broker......................................................................39
     4.15        Operations of the Transitory Subsidiary.....................................39

ARTICLE V        CONDUCT OF BUSINESS.........................................................39
     5.1         Covenants of the Company....................................................39
     5.2         Covenants of the Parent.....................................................43
     5.3         Confidentiality.............................................................44

ARTICLE VI       ADDITIONAL AGREEMENTS.......................................................45
     6.1         Company No Solicitation.....................................................45
     6.2         Parent Notices; Additional Negotiations.....................................48
     6.3         Joint Proxy Statement/Prospectus; Registration Statement; Shareholder
                 Circular; Listing Particulars...............................................48
     6.4         NASDAQ and LSE Quotation....................................................49
     6.5         Access to Information.......................................................49
     6.6         Stockholders Meetings.......................................................50
     6.7         [Intentionally Omitted].....................................................51
     6.8         Legal Conditions to the Merger..............................................51
     6.9         Public Disclosure...........................................................52
     6.10        Section 368(a) Reorganization...............................................52
     6.11        Affiliate Legends...........................................................52
     6.12        Listing Applications........................................................53
     6.13        Company Stock Plans.........................................................53
     6.14        Stockholder Litigation......................................................54
     6.15        Indemnification.............................................................54
     6.16        Notification of Certain Matters.............................................55
     6.17        Exemption from Liability Under Section 16(b)................................55
     6.18        Board of Directors of Parent................................................56
     6.19        Service Credit..............................................................56
     6.20        Employee Communications.....................................................56
     6.21        401(k) Plan.................................................................57
     6.22        Distribution................................................................57
     6.23        Transfer Taxes..............................................................57

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
ARTICLE VII      CONDITIONS TO MERGER........................................................57
     7.1         Conditions to Each Party's Obligation To Effect the Merger..................57
     7.2         Additional Conditions to Obligations of the Parent and the Transitory
                 Subsidiary..................................................................59
     7.3         Additional Conditions to Obligations of the Company.........................60

ARTICLE VIII     TERMINATION AND AMENDMENT...................................................61
     8.1         Termination.................................................................61
     8.2         Effect of Termination.......................................................62
     8.3         Fees and Expenses...........................................................63
     8.4         Amendment...................................................................64
     8.5         Extension; Waiver...........................................................64

ARTICLE IX       MISCELLANEOUS...............................................................64
     9.1         Nonsurvival of Representations and Warranties...............................64
     9.2         Notices.....................................................................64
     9.3         Entire Agreement............................................................65
     9.4         No Third Party Beneficiaries................................................66
     9.5         Assignment..................................................................66
     9.6         Severability................................................................66
     9.7         Counterparts and Signature..................................................66
     9.8         Interpretation..............................................................66
     9.9         Governing Law...............................................................67
     9.10        Remedies....................................................................67
     9.11        Submission to Jurisdiction..................................................67
     9.12        Waiver of Jury Trial........................................................68

Schedule A       Parties to Company Stockholder Agreements

Schedule B       Parties to Parent Shareholder Agreements

Schedule 6.18    Board of Directors of Parent

Exhibit A        Form of Company Stockholder Agreement

Exhibit B        Form of Parent Shareholder Agreement

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                             TABLE OF DEFINED TERMS

                                                        Reference in
Terms                                                    Agreement
-----                                                   ------------
Affiliate                                               Section 3.2(d)
Agreement                                               Preamble
Alternative Acquisition Agreement                       Section 6.1(b)
Antitrust Laws                                          Section 6.8(b)
Antitrust Order                                         Section 6.8(b)
Bankruptcy and Equity Exception                         Section 3.3(a)
Cash Amount                                             Section 2.2(j)
Cash Amount Per Share                                   Section 2.2(j)
CERCLA                                                  Section 3.12(g)
Certificate of Merger                                   Section 1.1
Certificates                                            Section 2.2(a)
Closing                                                 Section 1.2
Closing Date                                            Section 1.2
Code                                                    Preamble
Company                                                 Preamble
Company Acquisition Proposal                            Section 6.1(f)
Company Balance Sheet                                   Section 3.4(b)
Company Board                                           Section 3.3(a)
Company Common Stock                                    Section 2.1(b)
Company Disclosure Schedule                             Article III
Company Designees                                       Section 6.18
Company Employee Plan                                   Section 3.13(a)
Company ESPP                                            Section 5.1(q)
Company Insiders                                        Section 6.17(c)
Company Intellectual Property                           Section 3.9(b)
Company Leases                                          Section 3.8(d)
Company Material Adverse Effect                         Section 3.1(a)
Company Material Contracts                              Section 3.10(a)
Company Permits                                         Section 3.15
Company Preferred Stock                                 Section 3.2(a)
Company Products                                        Section 3.9(e)
Company Rights                                          Section 3.2(d)
Company Rights Plan                                     Section 3.2(d)
Company SEC Reports                                     Section 3.4(a)
Company Stock Options                                   Section 3.2(c)
Company Stock Plans                                     Section 3.2(c)
Company Stockholder Agreements                          Preamble
Company Stockholder Approval                            Section 3.3(a)
Company Stockholders Meeting                            Section 3.4(c)
Company Third Party Intellectual Property               Section 3.9(b)
Company Voting Proposal                                 Section 3.3(a)
Confidentiality Agreement                               Section 5.3

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
                                                        Reference in
Terms                                                    Agreement
-----                                                   ------------
Continuing Employees                                    Section 6.19
Deposit Agreement                                       Section 2.1(c)
Depository                                              Section 2.1(c)
DGCL                                                    Preamble
Distribution                                            Preamble
Distribution Record Date                                Section 2.2(j)
Effective Time                                          Section 1.1
Employee Benefit Plan                                   Section 3.13(a)
Environmental Law                                       Section 3.12(g)
ERISA                                                   Section 3.13(a)
ERISA Affiliate                                         Section 3.13(a)
Exchange Agent                                          Section 2.2(a)
Exchange Fund                                           Section 2.2(a)
Exchange Act                                            Section 3.3(c)
Exchange Ratio                                          Section 2.1(c)
FSMA                                                    Section 4.4(d)
GAAP                                                    Section 3.4(b)
Governmental Entity                                     Section 3.3(c)
Governmental Regulations                                Section 3.8(b)
HSR Act                                                 Section 3.3(c)
Indemnified Parties                                     Section 6.15(a)
Insurance Policies                                      Section 3.17
Intellectual Property                                   Section 3.9(a)
Joint Proxy Statement/Prospectus                        Section 3.4(c)
Liens                                                   Section 3.2(f)
Listing Rules                                           Section 4.4(d)
LSE                                                     Section 4.3(a)
Materials of Environmental Concern                      Section 3.12(h)
Merger                                                  Preamble
Non-U.S. Plan                                           Section 3.13(j)
Ordinary Course of Business                             Section 3.2(d)
Outside Date                                            Section 8.1(b)
Parent                                                  Preamble
Parent Acquisition Proposal                             Section 6.2
Parent ADRs                                             Section 2.1(c)
Parent ADSs                                             Section 2.1(c)
Parent Balance Sheet                                    Section 4.4(b)
Parent Board                                            Section 4.3(a)
Parent Circular                                         Section 6.3(b)
Parent Disclosure Schedule                              Article IV
Parent Employee Benefit Plan                            Section 6.19
Parent Intellectual Property                            Section 3.10(d)
Parent Listing Document                                 Section 6.3(b)

                                                        Reference in
Terms                                                    Agreement
-----                                                   ------------
Parent Material Adverse Effect                          Section 4.1(a)
Parent Material Contracts                               Section 4.6(a)
Parent Ordinary Shares                                  Section 2.1(c)
Parent Products                                         Section 4.9(e)
Parent SEC Reports                                      Section 4.4(a)
Parent Share Plans                                      Section 4.2(b)
Parent Shareholder Agreements                           Preamble
Parent Shareholder Approval                             Section 4.3(a)
Parent Shareholders Meeting                             Section 3.4(c)
Parent Third Party Intellectual Property                Section 4.9(b)
Parent UK Documents                                     Section 6.3(b)
Parent Voting Proposal                                  Section 3.4(c)
Patents                                                 Section 3.9(a)
PRC                                                     Section 3.1(c)
Qualifying Proposal                                     Section 6.1(f)
Real Estate                                             Section 3.8(a)
Registration Statement                                  Section 3.4(c)
Regulation M-A Filing                                   Section 3.4(c)
Representatives                                         Section 6.1(a)
Rights Agreement Amendment                              Section 3.24
Rule 145 Affiliates                                     Section 6.11
SEC                                                     Section 3.3(c)
Section 16 Information                                  Section 6.17(b)
Securities Act                                          Section 3.2(d)
Specified Time                                          Section 6.1(a)
Subsidiary                                              Section 3.1(b)
Superior Proposal                                       Section 6.1(f)
Surviving Corporation                                   Section 1.3
Tax Returns                                             Section 3.7(a)
Taxes                                                   Section 3.7(a)
Transitory Subsidiary                                   Preamble
UK GAAP                                                 Section 4.4(b)
UKLA                                                    Section 4.4(d)

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                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 21, 2003, is entered into by and among Bookham Technology plc, a public limited company incorporated under the laws of England and Wales (the "Parent"), Budapest Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (the "Transitory Subsidiary"), and New Focus, Inc., a Delaware corporation (the "Company").

        WHEREAS, the Boards of Directors of the Parent and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Parent combine with the Company in order to advance the long-term business interests of the Parent and the Company;

        WHEREAS, the business combination of the Company shall be effected through a merger (the "Merger") of the Transitory Subsidiary into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), as a result of which the Company shall become a wholly owned subsidiary of the Parent;

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Parent's willingness to enter into this Agreement, the stockholders of the Company listed on SCHEDULE A have entered into Stockholder Agreements, dated as of the date of this Agreement, in the form attached hereto as EXHIBIT A (the "Company Stockholder Agreements"), pursuant to which such stockholders have, among other things, agreed to give the Parent a proxy to vote all of the shares of capital stock of the Company that such stockholders own;

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company's willingness to enter into this Agreement, the shareholders of the Parent listed on SCHEDULE B have entered into Shareholder Agreements, dated as of the date of this Agreement, in the form attached hereto as EXHIBIT B (the "Parent Shareholder Agreements"), pursuant to which such shareholders have, among other things, agreed to give the Company a proxy to vote all of the shares of capital stock of the Parent that such shareholders own;

        WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, immediately prior to the Effective Time, the Company intends to distribute the Cash Amount (as defined herein) to the holders of Company Common Stock outstanding on the Distribution Record Date, as defined below (the "Distribution").

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent, the Transitory Subsidiary and the Company agree as follows:

                                    ARTICLE I

                                   THE MERGER

        1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, prior to the Closing, the Parent shall prepare, and on the Closing Date or as soon as practicable thereafter the Parent shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed by the Surviving Corporation in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Parent and the Company and set forth in the Certificate of Merger (the "Effective Time").

        1.2 CLOSING. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Parent and the Company (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another date, place or time is agreed to in writing by the Parent and the Company.

        1.3 EFFECTS OF THE MERGER. At the Effective Time (i) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of the Company as in effect on the date of this Agreement shall be amended so that Article FOURTH of such Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of common stock, $.01 par value per share," and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL, and (iii) the directors and officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. In addition, the Parent shall cause the By-laws of the Company to be amended and restated in their entirety immediately following the Effective Time so that they are identical to the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company, and, as so amended and restated, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL and such By-laws. The Merger shall have the effects set forth in
Section 259 of the DGCL.

                                   ARTICLE II

                          CONVERSION OF SECURITIES AND
                         DISTRIBUTION OF THE CASH AMOUNT

        2.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

                (a) CAPITAL STOCK OF THE TRANSITORY SUBSIDIARY. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, US $.01 par value per share, of the Surviving Corporation.

                (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. All shares of common stock, US $0.001 par value per share, of the Company ("Company Common Stock") that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Parent, the Transitory Subsidiary or any other wholly owned Subsidiary of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Parent or other consideration shall be delivered in exchange therefor.

                (c)  EXCHANGE RATIO FOR COMPANY COMMON STOCK. Subject to
Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into and represent the right to receive 1.2015 shares (the "Exchange Ratio") of Parent American Depositary Shares ("Parent ADSs"), each Parent ADS representing one ordinary share, par value 1/3 p per share, of the Parent ("Parent Ordinary Shares") or, at the election of the holder of Company Common Stock, the equivalent number of Parent Ordinary Shares in registered certificated or uncertificated form, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.2; PROVIDED that if a holder of Company Common Stock does not make such election on the letter of transmittal forwarded to such holder pursuant to Section 2.2(b), such holder shall be deemed to have elected to receive Parent ADSs. The Parent ADSs shall be evidenced by one or more American Depository Receipts ("Parent ADRs") issued in accordance with the Deposit Agreement dated as of April 11, 2000 by and among the Parent, The Bank of New York (the "Depository") and the holders from time to time of Parent ADRs (the "Deposit Agreement"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Parent ADSs pursuant to this Section 2.1(c), any cash in lieu of fractional Parent ADSs to be issued or paid in consideration therefor and any dividends or distributions payable pursuant to
Section 2.2(c) upon the surrender of such certificate in accordance with Section 2.2, without interest. For purposes of this Agreement, references to Parent ADSs shall also mean Parent Ordinary Shares that holders of Company Common Stock may elect to receive in lieu of Parent ADSs pursuant to the Merger.

                (d) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, stock split, consolidation, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Ordinary Shares, Parent ADSs or Company Common Stock), reorganization, capital redemption or repayment, bonus issue, recapitalization or other like change with respect to Parent Ordinary Shares, Parent ADSs or Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time, other than the Distribution.

                (e) UNVESTED STOCK. At the Effective Time, any Parent ADSs issued in accordance with Section 2.1(c) with respect to any unvested shares of Company Common Stock awarded to employees, directors or consultants pursuant to any of the Company's plans or arrangements and outstanding immediately prior to the Effective Time shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms as in effect as of the date hereof such unvested shares of Company Common Stock vest at the Effective Time. The Company shall not take or permit any action, which would accelerate vesting of any unvested shares, except to the extent required by their terms as in effect on the date hereof. Copies of the relevant agreements governing such shares and the vesting thereof have been provided to the Parent. All outstanding rights which the Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock shall be assigned to the Parent in the Merger and shall thereafter be exercisable by the Surviving Corporation upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable and the purchase price payable per share pursuant to such rights shall be appropriately adjusted to reflect the Exchange Ratio. The Company shall take all steps necessary to cause the foregoing provisions of this
Section 2.1(e) to occur.

                (f) TREATMENT OF COMPANY STOCK OPTIONS. Following the Effective Time, Company Stock Options shall be treated in the manner set forth in Section 6.13.

        2.2 EXCHANGE OF CERTIFICATES AND DISTRIBUTION OF CASH AMOUNT. The procedures for exchanging outstanding shares of Company Common Stock for Parent ADSs pursuant to the Merger and the Distribution of the Cash Amount are as follows:

                (a) EXCHANGE AGENT. As of the Effective Time, the Parent shall deposit with the Depository, for the benefit of the holders of shares of Company Common Stock, the number of Parent Ordinary Shares as are represented by the Parent ADSs to be issued in connection with Section 2.1. In addition, as of the Effective Time, the Depository shall deposit with Capita plc or another bank or trust company designated by the Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, Parent ADSs (such Parent ADSs, together with any dividends or distributions with respect to the Parent Ordinary Shares underlying such Parent ADSs with a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for certificates evidencing shares of Company Common Stock outstanding as of the Effective Time ("Certificates"). At the Effective Time, the Parent shall also deposit with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(e).

                (b) EXCHANGE PROCEDURES. As soon as reasonably practicable and in any event within ten (10) business days after the Effective Time, the Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate
(i) a letter of transmittal (which shall (A) include a form of election by which each such holder may elect to receive the merger consideration to which such holder is entitled in the form of Parent ADSs or Parent Ordinary Shares in registered form and (B) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for Parent ADRs (plus cash in lieu of fractional shares, if any, of Parent ADSs and any dividends or distributions as provided below) or certificates representing Parent Ordinary Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a Parent ADR representing that number of whole Parent ADSs or a certificate representing that number of Parent Ordinary Shares which such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to
Section 2.2(e) and any dividends or distributions then payable pursuant to
Section 2.2(c), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a Parent ADR representing the proper number of Parent ADSs or a certificate representing the proper number of Parent Ordinary Shares issuable in exchange therefor pursuant to this Article II plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Parent ADR representing Parent ADSs or certificates representing Parent Ordinary Shares plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c) as contemplated by this Section 2.2.

                (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent ADSs with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole Parent ADSs, without interest, and, at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole Parent ADSs.

                (d)  NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK.
All Parent ADSs issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Sections 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this
Article II.

                (e) NO FRACTIONAL SHARES. No Parent ADRs or scrip representing fractional shares of Parent ADSs, or if applicable certificates representing Parent Ordinary Shares, shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of the Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent ADS (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Company Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a Parent ADS multiplied by the average of the last reported sales prices of Parent ADSs at the 4:00 p.m., Eastern time, end of regular trading hours on The NASDAQ Stock Market during the ten consecutive trading days ending on the last trading day prior to the Effective Time.

                (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for 12 months after the Effective Time shall be delivered to the Parent, upon demand, and any holder of Company Common Stock who has not previously complied with this
Section 2.2 shall thereafter look only to the Parent, as a general unsecured creditor, for payment of its claim for Parent ADSs, any cash in lieu of fractional shares of Parent ADSs and any dividends or distributions with respect to Parent ADSs.

                (g) NO LIABILITY. To the extent permitted by applicable law, none of the Parent, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock, Parent Ordinary Shares or Parent ADSs, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to the date that is 18 months after the Effective Time (or immediately prior to such earlier date on which any Parent ADSs and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such Parent ADSs and the underlying Parent Ordinary Shares, or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Parent, free and clear of all claims or interest of any person previously entitled thereto.

                (h) WITHHOLDING RIGHTS. Notwithstanding any other provision in this Agreement, each of the Parent, the Surviving Corporation and the Company shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payments under the Code or any other applicable provision of law and to collect Forms W-8 or W-9, as applicable, or similar information from the holders of Company Common Stock and any other recipients of payments hereunder. To the extent that amounts are so withheld by the Company, the Surviving Corporation or the Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or the Parent, as the case may be.

                (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Parent ADSs and any cash in lieu of fractional shares, and unpaid dividends and distributions on Parent Ordinary Shares deliverable in respect thereof pursuant to this Agreement.

                (j) DISTRIBUTION OF THE CASH AMOUNT. Subject to the provisions of Section 6.22, (A) prior to the Effective Time, the Company shall deliver the Cash Amount to EquiServe and (B) immediately prior to the Effective Time, the Company shall effect the Distribution and EquiServe shall deliver to each holder of Company Common Stock on the Distribution Record Date, a check in the amount of the Cash Amount Per Share. For the purposes of this Agreement, the following terms shall have the following meanings:

                     (i) "Cash Amount" shall equal the product of (A) the Cash Amount Per Share and (B) the number of shares of Company Common Stock issued and outstanding as of the Distribution Record Date.

                     (ii)  "Cash Amount Per Share" shall equal US $2.19.

                     (iii) "Distribution Record Date" means the close of business on the date to be determined by the Board of Directors of the Company as the record date for determining stockholders of the Company entitled to receive a share of the Distribution.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to the Parent and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Company to the Parent and the Transitory Subsidiary on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article III and
(2) the other paragraphs in this Article III only to the extent such disclosure reasonably appears on its face to be applicable to such other paragraphs.

        3.1     ORGANIZATION, STANDING AND POWER; SUBSIDIARIES.

                (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and, where applicable as a legal concept, in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or material adverse effect on (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that in the case of clause (i), in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: any adverse change, event, circumstance or development with respect to, or effect resulting from (A) general economic conditions or conditions generally affecting the semiconductor capital equipment and the test and measurement industries, except to the extent the Company is materially disproportionately affected thereby, (B) the announcement or pendency of the Merger or any other transactions expressly contemplated hereby, (C) compliance with the express terms and conditions of this Agreement, (D) a change in the stock price or trading volume of the Company (or any failure of the Company to meet published revenue or earnings projections), PROVIDED that clause (D) shall not exclude any underlying effect which may have caused such change in stock price or trading volume or failure to meet published revenue or earnings projections, (E) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof or
(F) the continued incurrence of losses by the Company. For the avoidance of doubt, the parties agree that the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the prior sentence of this paragraph or Parent Material Adverse Effect in Section 4.1.

                (b) Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company's Subsidiaries and the Company's direct or indirect equity interest therein. Except as set forth in
Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, and neither the Company, nor any of its Subsidiaries, has, at any time, been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity. As used in this Agreement, the term "Subsidiary" means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

                (c) The Company has timely paid in its capital contribution to the registered capital of the Company's subsidiaries in The People's Republic of China (the "PRC") as such capital contributions have become due.

                (d) The Company has delivered to the Parent complete and accurate copies of the Certificate of Incorporation and By-laws of the Company and of the charter, by-laws or other organizational documents of each Subsidiary of the Company.

        3.2     CAPITALIZATION.

                (a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, $.001 par value per share (the "Company Preferred Stock"), of which 250,000 shares are designated Series A Participating Preferred Stock. The rights and privileges of each class of the Company's capital stock are as set forth in the Company's Certificate of Incorporation. As of the close of business on September 18, 2003: (i) 64,140,847 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of Company Preferred Stock were issued or outstanding. No material change in such capitalization has occurred between September 18, 2003 and the date of this Agreement.

                (b) Section 3.2(b) of the Company Disclosure Schedule lists all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company, indicating the name of the applicable stockholder, the lapsing schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the lapsing will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares.

                (c) Section 3.2(c) of the Company Disclosure Schedule lists the number of shares of Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement and the plans or other arrangements under which such options were granted (collectively, the "Company Stock Plans") and sets forth a complete and accurate list, as of the date hereof, of all holders of outstanding options to purchase shares of Company Common Stock (such outstanding options, the "Company Stock Options"), indicating with respect to each Company Stock Option, the number of shares of Company Common Stock subject to such Company Stock Option, the relationship of the holder to the Company, and the exercise price, the date of grant, vesting schedule and the expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement, and whether (and to what extent) the vesting of such Company Stock Options will be accelerated in any way by the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following consummation of the Merger. There are no warrants or other outstanding rights (other than Company Stock Options) to purchase shares of Company Common Stock outstanding as of the date of this Agreement. The Company has provided to the Parent accurate and complete copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.

                (d) Except (x) as set forth in this Section 3.2, (y) as reserved for future grants under Company Stock Plans, and (z) the rights (the "Company Rights") issued and issuable under the Rights Agreement dated as of July 26, 2001 between the Company and Equiserve Trust Company, N.A. (the "Company Rights Plan"), (i) there are no equity securities of any class of the Company or any of its Subsidiaries (other than equity securities of any such Subsidiary that are directly or indirectly owned by the Company), or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent with past practice (the "Ordinary Course of Business") and listed in Section 3.2(d) of the Company Disclosure Schedule. Other than the Company Stockholder Agreements, neither the Company nor any of its Affiliates is a party to or is bound by any, and to the knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. For purposes of this Agreement, the term "Affiliate" when used with respect to any party shall mean any person who is an "affiliate" of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Except as contemplated by this Agreement, there are no registration rights, and there is no rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

                (e) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

                (f) All of the outstanding shares of capital stock and other equity securities or interests of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors' qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Parent or the Parent's designee) are owned, of record and beneficially, by the Company or another Subsidiary of the Company free and clear of all mortgages, security interests, claims, pledges, liens, charges or encumbrances of any nature ("Liens") and agreements in respect of, or limitations on, the Company's voting rights.

                (g) No consent of the holders of Company Stock Options is required in connection with the actions contemplated by Section 6.13.

        3.3     AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement and the approval of the Merger (the "Company Voting Proposal") by the Company's stockholders under the DGCL (the "Company Stockholder Approval"), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held on or prior to the date hereof, by the unanimous vote of all directors (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger, and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

                (b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement, including, subject to Section 6.22 of this Agreement, the Distribution, shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Company's or any of its Subsidiary's assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (vi) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this
Section 3.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, would not have a Company Material Adverse Effect. Section 3.3(b) of the Company Disclosure Schedule lists all material consents, waivers and approvals under any of the Company's or any of its Subsidiaries' agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

                (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a "Governmental Entity") or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Joint Proxy Statement/Prospectus with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country and (vi) in connection with any applicable Antitrust Law.

                (d) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Stockholders Meeting is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary for the adoption and approval of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

        3.4     SEC FILINGS; FINANCIAL STATEMENTS; INFORMATION PROVIDED.

                (a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2000, and has made available to the Parent copies of all registration statements, forms, reports and other documents filed by the Company with the SEC since such date, all of which are publicly available on the SEC's EDGAR system. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the "Company SEC Reports." The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, including the provision of all statements and certifications required by (x) the SEC's order dated June 27, 2002 pursuant to
Section 21(a)(1) of the Exchange Act, (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

                (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of the Company as of June 30, 2003 is referred to herein as the "Company Balance Sheet."

                (c) The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form F-4 to be filed by the Parent pursuant to which the Parent Ordinary Shares issued in connection with the Merger shall be registered under the Securities Act (the "Registration Statement"), or to be included or supplied by or on behalf of the Company for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a "Regulation M-A Filing"), shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Company for inclusion in (i) the joint proxy statement/prospectus to be sent to the stockholders of the Company (the "Joint Proxy Statement/Prospectus") in connection with the meeting of the Company's stockholders to consider the Company Voting Proposal (the "Company Stockholders Meeting") (which shall be deemed to include all information about or relating to the Company, the Company Voting Proposal and the Company Stockholders Meeting), and (ii) the Parent UK Documents, to be sent to shareholders of the Parent in connection with the extraordinary general meeting of the Parent's shareholders (the "Parent Shareholders Meeting") to consider the issue of shares of Parent Ordinary Shares pursuant to the Merger (the "Parent Voting Proposal") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company or the Parent UK Documents are first mailed to the shareholders of the Parent, or at the time of the Company Stockholders Meeting or the Parent Shareholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus or the Parent UK Documents, as the case may be, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or the Parent Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus or the Parent UK Documents should be discovered by the Company or should occur, the Company shall promptly inform the Parent of such fact or event.

        3.5     NO UNDISCLOSED LIABILITIES; INDEBTEDNESS.

                (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and except for normal and recurring liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course of Business, the Company and its Subsidiaries do not have any material liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due.

                (b) Section 3.5(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments (i) pursuant to which any indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount in excess of US $250,000 is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement or (ii) which creates or governs all securitization and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K of the Securities Act). For purposes of this Section, "indebtedness" means, with respect to any person, without duplication,
(A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business),
(F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person, and (J) all guarantees and arrangements having the economic effect of a guarantee by such person of any indebtedness of any other person. Except as set forth in Section 5.1, all of the outstanding indebtedness of the type described in this Section 3.5(b) of the Company and each of its Subsidiaries may be prepaid by the Company or its Subsidiary at any time without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

        3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; or (ii) any other action or event that would have required the consent of the Parent pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

        3.7     TAXES.

                (a) The Company and each of its Subsidiaries has filed all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete except for any errors or omissions that, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have paid on a timely basis all Taxes that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes attributable to the period from and after the date of the Company Balance Sheet and continuing through the Closing Date are attributable to the conduct by the Company of its operations in the Ordinary Course of Business and are consistent both as to type and amount with Taxes attributable to such comparable period in the immediately preceding year. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) "Taxes" means all taxes, charges, fees, imposts, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States or the United Kingdom, as the case may be, or any state, local or other foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and
(ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                (b) The income Tax Returns of the Company and each of its Subsidiaries have been audited by the applicable Governmental Entity or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.7(b) of the Company Disclosure Schedule. No examination, audit or other dispute with respect to any material Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any material Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

                (c) Neither the Company nor any of its Subsidiaries: (i) has been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code (without regard to Section 280G(b)(4)); (iii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b). The Company has provided to the Parent the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which the Company or the Parent may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

                (d)  None of the assets of the Company or any of its
Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iv) is subject to a lease under
Section 7701(h) of the Code or any predecessor section.

                (e) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) group, consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

                (f) There are no material adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or any corresponding foreign, state or local Tax laws) that are required (or will be required as a result of the transactions contemplated by this Agreement) to be taken into account by the Company or any Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

                (g) Neither the Company nor any Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

                (h) Neither the Company nor any Subsidiary owns any interest in an entity that is characterized as a partnership for United States federal income Tax purposes.

                (i) Neither the Company nor any Subsidiary has incurred (or been allocated) an "overall foreign loss" as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

                (j) Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

                (k) Section 3.7(k) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of any Subsidiaries for which a "check-the-box" election under Section 7701 of the Code has been made.

                (l) Section 3.7(l) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all material agreements, rulings, settlements or other

Tax documents relating to Tax incentives between the Company or any Subsidiary and a Governmental Entity.

        3.8     OWNED AND LEASED REAL PROPERTIES.

                (a) Section 3.8(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) the addresses and legal descriptions of all real property owned by the Company or any of its Subsidiaries (the "Real Estate") and (ii) all material liabilities, Liens, easements, restrictions, reservations, tenancies, agreements or other obligations affecting the Real Estate. There is no pending or, to the Company's knowledge, threatened condemnation or eminent domain proceeding with respect to the Real Estate. There are no material Taxes or material betterment assessments other than ordinary real estate taxes pending or payable against the Real Estate and there are no contingencies existing under which any assessment for real estate taxes may be retroactively filed against the Real Estate.

                (b) The Real Estate complies in all material respects with the requirements of all applicable building, zoning, subdivision, health, safety, environmental, pollution control, waste products, sewage control and all other applicable statutes, laws, codes, ordinances, rules, orders and regulations (collectively, "Governmental Regulations"). There is no material action pending or threatened by any Governmental Entity claiming that the Real Estate violates any Governmental Regulations or threatening to shut down the business of the Company or any of its Subsidiaries. There are no suits, petitions, notices or proceedings pending, given or, to the Company's knowledge, threatened against the Company by any persons or Governmental Entities before any court, Governmental Entity or instrumentalities, administrative or otherwise, which if given, commenced or concluded would have a material adverse effect on the Company's title to the Real Estate or the operation of the business of the Company or any of its Subsidiaries, as a whole, as presently operated.

                (c) All of the buildings, fixtures and other improvements located on the Real Estate are in good operating condition and repair, and, to the Company's knowledge, the operation thereof as presently conducted is not in material violation of any applicable building code, zoning ordinance or other law or regulation.

                (d) Section 3.8(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively, "Company Leases") and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party to any Company Lease, is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had a Company Material Adverse Effect. Each of the Company Leases is in full force and effect and is enforceable in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has provided the Parent with complete and accurate copies of all Company Leases. All of the plants, structures, facilities, properties, leased premises and equipment of the Company and its Subsidiaries, are in good operating condition and repair, in all material respects, and suitable for their intended uses.

        3.9     INTELLECTUAL PROPERTY.

                (a) The Company and its Subsidiaries exclusively own, or license or otherwise possess legally enforceable rights to use, without any obligation to make any fixed or contingent payments, including any royalty payments, all Intellectual Property used or necessary to conduct the business of the Company and its Subsidiaries as currently conducted, or that would be used or necessary as such business is planned to be conducted (in each case excluding generally commercially available, off-the-shelf software programs licensed pursuant to shrinkwrap or "click-and-accept" licenses), the absence of which, individually or in the aggregate, would have a Company Material Adverse Effect. For purposes of this Agreement, the term "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (A) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("Patents"); (B) all trade secrets and other rights in know-how and confidential or proprietary information; (C) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (D) all industrial designs and any registrations and applications therefor throughout the world; (E) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (F) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; and (G) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

                (b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries, taken as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company or any of its Subsidiaries (the "Company Intellectual Property") or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company or any of its Subsidiaries (the "Company Third Party Intellectual Property").
Section 3.9(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of the Company Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) and Section 3.9(b)(ii) sets forth a complete and accurate list, as of the date hereof, of all Company Third Party Intellectual Property. Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license of or right to use any Intellectual Property that is or was Company Intellectual Property, to any other person.

                (c) All patents and registrations and applications for trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, are, to the Company's knowledge, valid and subsisting. The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property. To the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, would not have a Company Material Adverse Effect.

                (d) None of the (i) Company Products or (ii) business as currently conducted by the Company or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Intellectual Property (other than Patents) of any third party, except for such infringements, violations and misappropriation that, individually or in the aggregate, would not have a Company Material Adverse Effect. With respect to Patents, to its knowledge none of the (i) Company Products or (ii) business as currently conducted by the Company or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Patents of any third party, except for such infringements, violations and misappropriation that, individually or in the aggregate, would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation of Intellectual Property of a third party.

                (e) For purposes of this Section, "Company Products" means the products and or services sold, leased, licensed or provided by the Company or its Subsidiaries currently or at any time during the immediately preceding seven years.

        3.10    AGREEMENTS, CONTRACTS AND COMMITMENTS; GOVERNMENT CONTRACTS.

                (a) Section 3.10(a) of the Company Disclosure Schedules sets forth a complete and accurate list, as of the date hereof, of all contracts and agreements (collectively, the "Company Material Contracts"), that are material to the business, assets, liabilities, capitalization, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, including without limitation (i) any agreement, contract or commitment in connection with which or pursuant to which the Company and its Subsidiaries will spend or receive (or are expected to spend or receive pursuant to the terms of such contract or agreement), in the aggregate, more than US $250,000 during the current fiscal year or during the next fiscal year and (ii) any non-competition or other agreement, contract or commitment that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business anywhere in the world. The Company has provided the Parent with a complete and accurate copy of each Company Material Contract. Each Company Material Contract is in full force and effect and is enforceable in accordance with its terms against the Company or the applicable Subsidiary, as the case may be, subject to the Bankruptcy and Equity Exception. To the Company's knowledge, each Company Material Contract is enforceable against each other party thereto, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) (x) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect or (y) any Company Material Contract.

                (b) Section 3.10(b) of the Company Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which the Company or any of its Subsidiaries is a party or bound with any Affiliate of the Company (other than any Subsidiary which is a direct or indirect wholly owned Subsidiary of the Company). Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 3.10(b) of the Company Disclosure Schedule have heretofore been furnished to the Parent. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

                (c) There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which the Company or any of its Subsidiaries is a party or is subject that has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as proposed to be conducted. Neither the Company nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

                (d) Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive, as a result of this Agreement or the transactions provided for hereunder, any license, sublicense or other agreement relating to any Intellectual Property owned by the Parent that is material to the business of the Parent and its Subsidiaries, taken as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Parent or any of its Subsidiaries (the "Parent Intellectual Property") following the Closing, other than any Company Intellectual Property that such third party was entitled to use prior to Closing.

                (e) Neither the Company nor any of its Subsidiaries is or has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the Company's knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment that, individually or in the aggregate, would have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any agreements, contracts or commitments, which require it to obtain or maintain a security clearance with any Governmental Entity.

        3.11 LITIGATION; PRODUCT LIABILITY. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries. No material product liability claims have been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to any Company Products.

        3.12    ENVIRONMENTAL MATTERS.

                (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, each of the Company and its Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, would not have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any of its Subsidiaries.

                (b) Neither the Company nor any of its Subsidiaries has released, emitted, injected, spilled or discharged any amount of Materials of Environmental Concern into the environment in a manner that has resulted in or is reasonably likely to result in a material liability to or corrective action or remedial obligation of the Company or its Subsidiaries.

                (c) Neither the Company nor any of its Subsidiaries is a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

                (d)  Set forth in Section 3.12(d) of the Company Disclosure
Schedule is a list of all documents within the Company's possession or control (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or any of its Subsidiaries or a third party, and whether done at the initiative of the Company or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Parent.

                (e) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any of its Subsidiaries.

                (f) For purposes of this Agreement, "Environmental Law" means any national, federal, state or local law, statute, rule or regulation or the common law or applicable laws of PRC relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; and
(viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

                (g) For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

        3.13    EMPLOYEE BENEFIT PLANS.

                (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Employee Plans currently maintained, or contributed to, by the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates. For purposes of this Agreement, the following terms shall have the following meanings: (i) "Company Employee Plan" means any Employee Benefit Plan maintained, or contributed to, by the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates; (ii) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (iii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iv) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

                (b) With respect to each Company Employee Plan, the Company has furnished to the Parent a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the three (3) most recent annual reports, if any, (Form 5500 and all required schedules and financial statements) filed with the United States Internal Revenue Service, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, (vi) all employee handbooks, (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code, if applicable, (viii) all Internal Revenue Service determination, opinion, notification and advisory letters with respect to any Company Employee Plan and (ix) all material correspondence to or from any governmental agency relating to any Company Employee Plan.

                (c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and each of the Company, the Company's Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet) on time. The Company, each Subsidiary of the Company, each ERISA Affiliate and each Company Employee Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K; Chapter 100 of the Code and Sections 601 through 608 and Section 701 ET SEQ. of ERISA). All filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could be subject to any material liability under ERISA, the Code or any other applicable law. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the Internal Revenue Service, the Department of Labor or any other person.

                (d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations, which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The assets of each Company Employee Plan, which is funded, are reported at their fair market value on the books and records of such Company Employee Plan.

                (e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, to the Company's knowledge, revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested (if required to be tested) for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.

                (f) Neither the Company, any of the Company's Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code. Any Company Employee Plan that holds securities issued by the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates is identified as such on Schedule 3.13(f). No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

                (g) Each Company Employee Plan is amendable and terminable unilaterally by the Company and any of the Company's Subsidiaries which are a party thereto or covered thereby at any time without liability to the Company or any of its Subsidiaries as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any of its Subsidiaries from amending or terminating any such Company Employee Plan. The investment vehicles used to fund the Company Employee Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.

                (h) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee or
(ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

                (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

                (j) Schedule 3.13(j) sets forth a complete and accurate list of all Company Employee Plans maintained outside the United States (each, a "Non-U.S. Plan"). Each Non-U.S. Plan is in material compliance and the books and records thereof are maintained in material compliance with all applicable laws, rules and regulations of each jurisdiction in which such Non-U.S. Plan is maintained. The Company, each of its Subsidiaries and each ERISA Affiliate have satisfied in all material respects their respective obligations with respect to each Non-U.S. Plan.

        3.14 COMPLIANCE WITH LAWS. The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any written notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had a Company Material Adverse Effect.

        3.15 PERMITS. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the "Company Permits"), except for such permits, licenses and franchises the absence of which, individually or in the aggregate, have not had a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, have not had a Company Material Adverse Effect. No material Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

        3.16    LABOR MATTERS.

                (a) Section 3.16(a) of the Company Disclosure Schedule contains a list, as of the date hereof, of all employees of the Company and each of its Subsidiaries whose annual rate of compensation exceeds U.S. $150,000 per year, along with the position and the annual rate of cash compensation of each such person. Each current or past employee of the Company or any of its Subsidiaries has entered into a confidentiality and assignment of inventions agreement with the Company, a copy or form of which has previously been delivered to the Parent. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, have had a Company Material Adverse Effect, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its current or former employees.

                (b) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, no employee of the Company or any of its Subsidiaries (i) has an employment agreement, (ii) to the Company's knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (iii) in the case of any key employee or group of key employees, has given notice to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.

        3.17 INSURANCE. Section 3.17 of the Company Disclosure Schedule sets forth the insurance coverage maintained by the Company and its Subsidiaries and a history of any claims made and claims paid since January 1, 2000. Each of the insurance policies that the Company and its Subsidiaries maintain (the "Insurance Policies") is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy.

        3.18    [Intentionally Omitted]

        3.19 ASSETS. The Company or one of its Subsidiaries owns or leases all tangible assets necessary for the conduct of their businesses as presently conducted. All of such tangible assets which are owned, are owned free and clear of all Liens except for (i) Liens which are disclosed in the Financial Statements contained in the Company SEC Reports filed prior to the date of this Agreement, (ii) Liens for Taxes not yet due and payable and (iii) other Liens that, individually and in the aggregate, do not materially interfere with the ability of the Company or its Subsidiaries to conduct their business as currently conducted, and have not had a Company Material Adverse Effect. The tangible assets of the Company and its Subsidiaries, taken as a whole, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used.

        3.20 WARRANTY. Except as set forth in Section 3.20 of the Company Disclosure Schedule, no product or service manufactured, sold, leased, licensed, delivered or otherwise provided by the Company or any of its Subsidiaries is subject to any guaranty, warranty, right of return or other indemnity.

        3.21 CUSTOMERS AND SUPPLIERS. Section 3.21 of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer of the Company or any of its Subsidiaries that represented 5% or more of the Company's consolidated revenues in the fiscal year ended December 29, 2002 or in the six-month period ended June 29, 2003. No such customer has affirmatively indicated in writing to the Company or any of its Subsidiaries that it will stop, or materially decrease the rate of, buying materials, products or services from the Company or any of its Subsidiaries. No material supplier or exclusive supplier of the Company or any of its Subsidiaries has affirmatively indicated in writing to the Company or any of its Subsidiaries that it will stop, or materially decrease the rate of, supplying materials, products or services to them.

        3.22 OPINION OF FINANCIAL ADVISOR. The financial advisor of the Company, Thomas Weisel Partners LLC, has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, the Parent ADSs or Parent Ordinary Shares, as the case may be, and the cash to be received by the holders of Company Common Stock pursuant to the Merger and the Distribution are fair to such holders from a financial point of view, a signed copy of which opinion has been, or will be within three days following the date of this Agreement, delivered to the Parent.

        3.23 SECTION 203 OF THE DGCL NOT APPLICABLE. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Company Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreements. No other "fair practice," "moratorium," "control share acquisition," "business combination," or other state takeover statute or similar statute or regulation applies to the Company, the Parent, the Transitory Subsidiary, the Merger, this Agreement or the Company Stockholder Agreements.

        3.24 RIGHTS AGREEMENT. The Company has duly entered into an amendment to the Company Rights Plan, a signed copy of which has been delivered to the Parent (the "Rights Agreement Amendment"), and taken all other action necessary or appropriate so that: (a) the entering into of this Agreement or the Company Stockholder Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not result in the ability of any person to exercise any of the Company Rights under the Company Rights Plan or enable or require the Company Rights issued thereunder to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable or cease to be redeemable and (b) the Company Rights will expire immediately prior to the Effective Time.

        3.25    BROKERS; SCHEDULE OF FEES AND EXPENSES.

                (a) No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Thomas Weisel Partners, whose fees and expense shall be paid by the Company. The Company has delivered to the Parent a complete and accurate copy of all agreements pursuant to which Thomas Weisel Partners is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

                (b) Section 3.25(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a good faith estimate by the Company of the estimated fees and expenses incurred and to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement (including the fees and expenses of Thomas Weisel Partners and of the Company's legal counsel and accountants).

        3.26 NO EXISTING DISCUSSIONS. As of the time of execution of this Agreement, neither the Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a Company Acquisition Proposal.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE
                              TRANSITORY SUBSIDIARY

        The Parent and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Parent and the Transitory Subsidiary to the Company on or before the date of this Agreement (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article IV and
(2) the other paragraphs in this Article IV only to the extent such disclosure reasonably appears on its face to be applicable to such other paragraphs.

        4.1     ORGANIZATION, STANDING AND POWER.

                (a) Each of the Parent and the Transitory Subsidiary is a corporation duly organized, validly existing and, where applicable as a legal concept, in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had a Parent Material Adverse Effect. For purposes of this Agreement, the term "Parent Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or material adverse effect on (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of the Parent and its Subsidiaries, taken as a whole or
(ii) the ability of the Parent or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that in the case of clause (i), in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: any adverse change, event, circumstance or development with respect to, or effect resulting from (A) general economic conditions or conditions generally affecting the optical networking industry, except in either case to the extent the Parent is materially disproportionately affected thereby, (B) the announcement or pendency of the Merger or any other transactions expressly contemplated hereby,
(C) compliance with the terms and conditions of this Agreement, (D) a change in the stock price or trading volume of the Parent Ordinary Shares or Parent ADSs (or any failure of the Parent to meet published revenue or earnings projections), PROVIDED that clause (D) shall not exclude any underlying effect which may have caused such change in stock price or trading volume or failure to meet published revenue or earnings projections, (E) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof or
(F) the continued incurrence of losses by the Parent. For the avoidance of doubt, the parties agree that the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Parent Material Adverse Effect in the prior sentence of this paragraph or Company Material Adverse Effect in Section 3.1(a). The Parent has delivered to the Company complete and accurate copies of the Memorandum and Articles of Association of the Parent together with copies of all shareholder resolutions required by law to be embodied in or annexed thereto.

                (b) Section 4.1(b) of the Parent Disclosure Schedule sets forth a complete and accurate list of all of the Parent's Subsidiaries and the Parent's direct or indirect equity interest therein. Except as set forth in
Section 4.1(b) of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, and neither the Parent, nor any of its Subsidiaries, has, at any time, been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity.

        4.2     CAPITALIZATION.

                (a) The authorized share capital of the Parent consists of an aggregate nominal value of L1,000,000 divided into 300,000,000 Parent Ordinary Shares. The rights and privileges of the Parent Ordinary Shares are set forth in the Parent's Memorandum and Articles of Association. As of the close of business on September 19, 2003, 208,032,813 Parent Ordinary Shares were issued and outstanding. No material change in such capitalization has occurred between September 19, 2003 and the date of this Agreement.

                (b) Section 4.2(b) of the Parent Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all share option plans or other share or equity-related plans of the Parent (the "Parent Share Plans"), indicating for each Parent Share Plan the number of Parent Ordinary Shares and/or Parent ADSs issued to date under such Plan, the number of Parent Ordinary Shares and/or Parent ADSs subject to outstanding options under such Plan and the number of Parent Ordinary Shares and/or Parent ADSs reserved for future issuance under such Plan; and (ii) the number of Parent Ordinary Shares and/or Parent ADSs, and the class or series of such shares, subject to any outstanding warrants or other contractual rights to purchase or acquire share capital of the Parent. The Parent has provided to the Company complete and accurate copies of all Parent Share Plans and standard forms of option agreements used thereunder. Except as set forth in this Section 4.2, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to subscribe, purchase or acquire or require the allotment or issue of any share capital of the Parent is authorized or outstanding, (ii) the Parent has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any share capital any evidences of indebtedness or assets of the Parent, (iii) the Parent has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any share capital or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent.

                (c) All outstanding Parent Ordinary Shares are, and all Parent Ordinary Shares issuable pursuant to Section 2.1(c) in connection with the Merger, when issued on the terms and conditions of this Agreement, will be, duly authorized, validly issued and fully paid, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the Parent's Memorandum and Articles of Association or any agreement to which the Parent is a party or is otherwise bound.

        4.3     AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                (a) Each of the Parent and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the necessary approval of the shareholders of the Parent as referred to in Section 6.3(b) (the "Parent Shareholder Approval"), the UKLA agreeing to admit all of the Parent Ordinary Shares (including those underlying the Parent ADSs) to the Official List of the UKLA and the London Stock Exchange plc (the "LSE") agreeing to admit such Parent Ordinary Shares to trading on the LSE's market for listed securities, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Parent and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Parent and the Transitory Subsidiary and the approval of the Board of Directors of the Parent (the "Parent Board")), subject only to the required receipt of the Parent Shareholder Approval and adoption of this Agreement by the Parent in its capacity as the sole stockholder of the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Parent and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Parent and the Transitory Subsidiary, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

                (b) The execution and delivery of this Agreement by each of the Parent and the Transitory Subsidiary do not, and the consummation by the Parent and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Memorandum and Articles of Association of the Parent or Certificate of Incorporation or By-laws of the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Parent's or the Transitory Subsidiary's assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Parent or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Parent Shareholder Approval and compliance with the requirements specified in clauses (i) through (viii) of Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Transitory Subsidiary or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

                (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity, including the UKLA, the UK Panel on Takeovers and Mergers, or any stock market or stock exchange on which the Parent Ordinary Shares or Parent ADSs are listed for trading is required by or with respect to the Parent or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Parent or the Transitory Subsidiary or the consummation by the Parent or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iv) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (v) the filing of such reports, schedules or materials under
Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (vii) the filing with The NASDAQ Stock Market of a Notification Form for Listing of Additional Shares with respect to the Parent ADSs issuable in connection with the Merger and a listing application with the LSE with respect to the Parent Ordinary Shares issuable in connection with the Merger, the UKLA agreeing to admit all of the Parent Ordinary Shares underlying the Parent ADSs to the Official List of the UKLA and the LSE agreeing to admit such Parent Ordinary Shares to trading on the LSE's market for listed securities, and (viii) in connection with any applicable Antitrust Law.

                (d) The affirmative vote of the holders of a majority of the Parent Ordinary Shares present or represented by proxy and voting at the Parent Shareholders Meeting is the only vote of the holders of any class or series of the Parent's share capital necessary for approval of the Parent Voting Proposal and for the consummation by the Parent of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Parent may vote.

        4.4     SEC FILINGS; FINANCIAL STATEMENTS; INFORMATION PROVIDED; LSE.

                (a) The Parent has filed all registration statements, forms, reports and other documents required to be filed by the Parent with the SEC since January 1, 2000 and has made available to the Company copies of all registration statements, forms, reports and other documents filed by the Parent with the SEC since such date. All such registration statements, forms, reports and other documents (including those that the Parent may file after the date hereof until the Closing) are referred to herein as the "Parent SEC Reports." The Parent SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, including the provision of all statements and certifications required by (x) the SEC's order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act, (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C.
Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Parent is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

                (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Parent SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with generally accepted accounting principles in the United Kingdom ("UK GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC) and, to the extent applicable and required by the Securities Act or Exchange Act, reconciled to GAAP and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Parent and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Parent and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of the Parent as of June 30, 2003 is referred to herein as the "Parent Balance Sheet."

                (c) The information in the Registration Statement to be supplied by or on behalf of the Parent for inclusion or incorporation by reference in the Registration Statement or to be included or supplied by or on behalf of the Parent for inclusion in any Regulation M-A Filing shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Parent for inclusion in (i) the Joint Proxy Statement/Prospectus (which shall be deemed to include all information about or relating to the Parent, the Parent Voting Proposal and the Parent Shareholders Meeting) and (ii) the Parent UK Documents, to be sent to the shareholders of the Parent in connection with the Parent Shareholders Meeting to consider the Parent Voting Proposal, shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company or the Parent UK Documents are first mailed to the shareholders of the Parent, or at the time of the Company Stockholders Meeting or the Parent Shareholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the

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Joint Proxy Statement/Prospectus or the Parent UK Documents, as the case may be, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or the Parent Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Parent or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus or the Parent UK Documents, should be discovered by the Parent or should occur, the Parent shall promptly inform the Company of such fact or event.

                (d) The Parent has in all material respects complied with its obligations to notify a Regulatory Information Service of information pursuant to the Listing Rules (the "Listing Rules") of the Financial Services Authority acting in its capacity as the competent authority for listing in the United Kingdom (the "UKLA") under Part VI of the Financial Services and Markets Act 2000 ("FSMA") since January 1, 2000, and such notifications are publicly available. The Parent has not received notice from the UKLA that there are any circumstances and, as of the date of this Agreement, the Parent is not aware of any circumstances that would justify or warrant the UKLA commencing proceedings to withdraw or cancel of the listing of the Parent Ordinary Shares by the UKLA.

        4.5 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, and except for normal and recurring liabilities incurred since the date of the Parent Balance Sheet in the Ordinary Course of Business, the Parent and its Subsidiaries do not have any material liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with UK GAAP), and whether due or to become due.

        4.6     AGREEMENTS, CONTRACTS AND COMMITMENTS; GOVERNMENT CONTRACTS.

                (a) The Parent has made available to the Company a complete and accurate copy of each contract and agreement that is material to the business, assets, liabilities, capitalization, condition (financial or otherwise) or results of operations of the Parent and its Subsidiaries, taken as a whole (the "Parent Material Contracts"). Each Parent Material Contract is in full force and effect and is enforceable in accordance with its terms against the Company or the applicable Subsidiary, as the case may be, subject to the Bankruptcy and Equity Exception. To the Parent's knowledge, each Parent Material Contract is enforceable against each other party thereto, subject to the Bankruptcy and Equity Exception. Neither the Parent nor any of its Subsidiaries nor, to the Parent's knowledge, any other party to any Parent Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) (x) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Parent Material Adverse Effect or (y) any Parent Material Contract.

                (b) Neither the Parent nor any of its Subsidiaries is or has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such

                                      -34-
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suspension or debarment has been initiated or, to the Parent's knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment that, individually or in the aggregate, would have a Parent Material Adverse Effect. Neither the Parent nor any of its Subsidiaries has any agreements, contracts or commitments, which require it to obtain or maintain a security clearance with any Governmental Entity.

        4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since the date of the Parent Balance Sheet, there has not been (i) any event, change, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect or (ii) any other action or event that would have required the consent of the Company pursuant to Section 5.2 of this Agreement had such action or event occurred after the date of this Agreement.

        4.8 LITIGATION; PRODUCT LIABILITY. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Parent, threatened against or affecting the Parent or any of its Subsidiaries that, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Parent or any of its Subsidiaries. No material product liability claims have been asserted or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries with respect to any Parent Products.

        4.9     INTELLECTUAL PROPERTY.

                (a) The Parent and its Subsidiaries exclusively own, or license or otherwise possess legally enforceable rights to use, without any obligation to make any fixed or contingent payments, including any royalty payments, all Intellectual Property used or necessary to conduct the business of the Parent and its Subsidiaries as currently conducted, or that would be used or necessary as such business is planned to be conducted (in each case excluding generally commercially available, off-the-shelf software programs licensed pursuant to shrinkwrap or "click-and-accept" licenses), the absence of which, individually or in the aggregate would have a Parent Material Adverse Effect.

                (b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) Parent Intellectual Property or (ii) any license, sublicense and other agreement as to which the Parent or any of its Subsidiaries is a party and pursuant to which the Parent or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Parent and its Subsidiaries, taken as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Parent or any of its Subsidiaries (the "Parent Third Party Intellectual Property"). Section 4.9(b)(i) of the Parent Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of the Parent Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) and Section 4.9(b)(ii) sets forth a complete and accurate list of all Third Party Intellectual Property. Neither the Parent nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license of or right to use,

                                      -35-
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or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property this is or was Parent Intellectual Property, to any other person.

                (c) All patents and registrations and applications for trademarks, service marks and copyrights which are held by the Parent or any of its Subsidiaries and which are material to the business of the Parent and its Subsidiaries, taken as a whole, are, to Parent's knowledge, valid and subsisting. The Parent and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Parent Intellectual Property. To the knowledge of the Parent, no other person or entity is infringing, violating or misappropriating any of the Parent Intellectual Property or Third Party Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

                (d) None of the (i) Parent Products or (ii) business or activities previously or currently conducted by the Parent or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Intellectual Property (other than Patents) of any third party, except for such infringements, violations and misappropriation that, individually or in the aggregate, would not have a Parent Material Adverse Effect. With respect to Patents, to the knowledge of Parent and its Subsidiaries, none of the (i) Parent Products or (ii) business as currently conducted by the Parent or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Patents of any third party, except for such infringements, violations and misappropriation that, individually or in the aggregate, would not have a Parent Material Adverse Effect. Neither the Parent nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation of Intellectual Property of a third party.

                (e) For purposes of this Section, "Parent Products" means the product and or services sold, leased, licensed or provided by Parent or its Subsidiaries currently or at any time during the immediately preceding seven years.

        4.10    TAXES.

                (a) The Parent and each of its Subsidiaries has filed all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete except for any errors or omissions that, individually or in the aggregate, would not have a Parent Material Adverse Effect. Except as would not have a Parent Material Adverse Effect, the Parent and each of its Subsidiaries have paid on a timely basis all Taxes that are due. The unpaid Taxes of the Parent and its Subsidiaries for Tax periods through the date of the Parent Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Parent Balance Sheet exclusive of any accruals and reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes attributable to the period from and after the date of the Parent Balance Sheet and continuing through the Closing Date are attributable to the conduct by the Parent and its Subsidiaries of operations in the Ordinary Course of Business and are consistent both as to type and amount with Taxes attributable to such comparable periods in the immediately preceding year. All Taxes that the Parent or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

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                (b)  The income Tax Returns of the Parent and each of its
Subsidiaries have been audited by the applicable Governmental Entity or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 4.10(b) of the Parent Disclosure Schedule. No examination, audit or other dispute with respect to any material Tax Return of the Parent or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Parent, threatened or contemplated. Neither the Parent nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Parent or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

                (c) Neither the Parent nor any of its Subsidiaries: (i) has been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code (without regard to Section 280G(b)(4)); (iii) has any actual or potential liability for any Taxes of any person (other than the Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

                (d)  None of the assets of the Parent or any of its
Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iv) is subject to a lease under
Section 7701(h) of the Code or any predecessor section.

                (e) Neither the Parent nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) group, consolidated, combined or unitary Tax Returns, other than a group of which only the Parent and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

                (f) There are no material adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or any corresponding foreign, state or local Tax laws) that are required (or will be required as a result of the transactions contemplated by this Agreement) to be taken into account by the Parent or any Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

                (g) Neither the Parent nor any Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Parent or any Subsidiary been distributed, in a transaction to which Section 355 of the Code

                                      -37-
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applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

                (h) Neither the Parent nor any Subsidiary owns any interest in an entity that is characterized as a partnership for United States federal income Tax purposes.

                (i) Neither the Parent nor any Subsidiary has incurred (or been allocated) an "overall foreign loss" as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

                (j) Neither the Parent nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

                (k) Section 4.10(k) of the Parent Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of any Subsidiaries for which a "check-the-box" election under Section 7701 of the Code has been made.

                (l) Section 4.10(l) of the Parent Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all material agreements, rulings, settlements or other Tax documents relating to Tax incentives between the Parent or any Subsidiary and a Governmental Entity.

        4.11    ENVIRONMENTAL MATTERS.

                (a) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, each of the Parent and its Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, would not have a Parent Material Adverse Effect. There is no pending or, to the knowledge of the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Parent or any of its Subsidiaries.

                (b) Neither the Parent nor any of its Subsidiaries has released, emitted, injected, spilled or discharged any amount of Materials of Environmental Concern into the environment in a manner that has resulted in or is reasonably likely to result in a material liability to or corrective action or remedial obligation of the Parent or its Subsidiaries.

                (c) Neither the Parent nor any of its Subsidiaries is a party to or bound by any court order, administrative order, consent order or other agreement between the Parent and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

                (d) The Parent is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Parent or any of its Subsidiaries.

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        4.12    COMPLIANCE WITH LAWS. The Parent and each of its Subsidiaries has complied with, is not in violation of, and, has not received any written notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had a Parent Material Adverse Effect.

        4.13 ASSETS. The Parent or one of its Subsidiaries owns or leases all tangible assets necessary for the conduct of their businesses as presently conducted. The tangible assets of the Parent and its Subsidiaries, taken as a whole, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used.

        4.14 BROKER. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Parent or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Perseus Group, LLC, whose fees and expense shall be paid by the Parent.

        4.15 OPERATIONS OF THE TRANSITORY SUBSIDIARY. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                    ARTICLE V

                               CONDUCT OF BUSINESS

        5.1 COVENANTS OF THE COMPANY. Except as expressly provided herein or set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Parent, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each Subsidiary's present business organization, assets and properties, maintain inventory levels in the Ordinary Course of Business, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Parent:

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                (a)  (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than (i) the Distribution and (ii) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities; provided, however, that nothing in this Section 5.1(a) shall prohibit the Company from exercising contractual rights of repurchase of any shares of Company Common Stock under any employee, consultant or director plan or agreement as in effect on the date hereof and disclosed on Section 3.2(b) of the Company Disclosure Schedule, copies of which have been provided to the Parent;

                (b) except as permitted by Section 5.1(o), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than (i) the issuance of shares of Company Common Stock (and corresponding Company Rights) upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms and (ii) the grant of options to purchase Company Common Stock, which grants (A) shall not exceed 100,000 shares of Company Common Stock in the aggregate, net of any shares of Company Common Stock returned, after the date hereof, to the Company Stock Plans in accordance with the terms of such Company Stock Plans, (B) shall have an exercise price equal to the fair market value of Company Common Stock on the date of grant (determined in a manner consistent with the Company's existing practice for establishing fair market value for option grants) and (C) shall otherwise be upon the Company's customary terms));

                (c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

                (d) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and components in the Ordinary Course of Business;

                (e) except for sales of inventory in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries;

                (f) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries, but excluding the sale or non-exclusive license of products in the Ordinary Course of Business);

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                (g)  adopt or implement any stockholder rights plan or, except as provided in Section 3.24, alter or further amend the Company Rights Plan or the Company Rights; provided, however, that, subject to the provisions of
Section 6.1 of this Agreement, but notwithstanding anything else to the contrary set forth herein, the Company Board may (i) in the event of an unsolicited exchange or tender offer by a third party not resulting from a breach of the provisions of Section 6.1, amend the Company Rights Plan solely for the purpose of extending the Distribution Date thereunder to that time immediately prior to the consummation of such exchange or tender offer and (ii) take any action in connection with the Company Rights Plan that is required by order of a court of competent jurisdiction;

                (h)  except for a confidentiality agreement as permitted by
Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

                (i) (A) incur or suffer to exist any indebtedness (as such term is defined in Section 3.5(b) of this Agreement) other than such indebtedness which existed as of June 29, 2003, as reflected on the Company Balance Sheet or guarantee any such indebtedness of another person, including entering into any agreements, notes, bonds, mortgages, indentures or other agreements or instruments which create or govern securitization or "off-balance sheet" arrangements (as defined in Item 303(a) of Regulation S-K, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

                (j) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of US $300,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than the specific capital expenditures disclosed and set forth in Section 3.6 of the Company Disclosure Schedule;

                (k) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

                (l) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of

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such financial statements in the Ordinary Course of Business, or (B) waive any material benefits of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party;

                (m) except in the Ordinary Course of Business, modify, amend or terminate any material contract or agreement to which the Company or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its Subsidiaries);

                (n) (A) except in the Ordinary Course of Business enter into any material contract or agreement, including, without limitation, any contract for the sale or supply of goods or products with a term exceeding six months or value exceeding, in any single instance, US $1,000,000 or (B) except for non-exclusive licenses entered into in the Ordinary Course of Business, license any material intellectual property rights to or from any third party;

                (o) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) enter into or adopt any employment or similar agreement with any person whose annual rate of cash compensation exceeds U.S. $150,000 per year pursuant to such employment agreement, (B) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (C) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (D) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (E) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (F) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, except for the grant of options to purchase Company Common Stock to new hires, which grants shall not exceed 100,000 shares in the aggregate net of any shares of Company Common Stock returned, after the date hereof, to the Company Stock Plans in accordance with the terms of such Company Stock Plans, and which options shall have an exercise price equal to the fair market value of the Company Common Stock on the date of grant (determined in a manner consistent with the Company's existing practice for establishing fair market value for option grants) and which options shall otherwise be upon the Company's customary terms, or (G) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

                (p) make or rescind any material Tax election, make any material settlement or material compromise to any Tax liability or make any material amendments to any Tax return;

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                (q)  commence any Offering (as defined in the Company's Employee
Stock Purchase Plan (the "Company ESPP") of shares of Company Common Stock pursuant to the Company ESPP that will not terminate prior to the Effective
Time;

                (r) initiate, compromise or settle any material litigation or arbitration proceeding (other than in connection with the enforcement of the Company's rights against Parent under this Agreement);

                (s) open or close any facility or office greater than 10,000 square feet;

                (t) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

                (u) fail to pay accounts payable and other obligations in the Ordinary Course of Business or accelerate the payment of any accounts receivable other than in the Ordinary Course of Business; or

                (v) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would prevent or materially impair the satisfaction of any conditions in Article VII hereof.

The Parent shall not unreasonably delay its consideration of any consent to a waiver requested by the Company pursuant to this Section 5.1 (it being understood, however, that the Parent shall be entitled to act in its sole discretion in granting or withholding such consent).

        5.2 COVENANTS OF THE PARENT. Except as expressly provided herein or set forth in Section 5.2 of the Parent Disclosure Schedule or as consented to in writing by the Company, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Parent shall, and shall cause each of its Subsidiaries to, act and carry on its business in the ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each Subsidiary's present business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, and except as set forth in
Section 5.2 of the Parent Disclosure Schedule, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Company:

                (a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its share capital (other than (i) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Parent to its parent); (B) split, combine or reclassify any of its share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its

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share capital or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its share capital or any other of its securities or any rights, warrants or options to acquire any such shares or other securities; provided, however, that nothing in this Section 5.2(a) shall prohibit the Parent from exercising contractual rights of repurchase of any Parent Ordinary Shares or Parent ADSs under any employee, consultant or director plan or agreement as in effect on the date hereof);

                (b) except as contemplated by this Agreement, amend its Memorandum, Articles of Association or other comparable charter or organizational documents;

                (c) enter into an agreement with respect to any merger, consolidation, liquidation or business combination involving the disposition of a material amount of the assets or securities of the Parent and its Subsidiaries, taken as a whole;

                (d) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in UK GAAP and/or GAAP, or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

                (e) take any action, following the filing of the Registration Statement that would require the Parent to include pro forma financial statements in the Registration Statement pursuant to Article 11 of Regulation S-X under the Securities Act (other than the pro forma financial statements required to be filed in connection with the transactions contemplated by this Agreement); or

                (f) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would or prevent or materially impair the satisfaction of any conditions in Article VII hereof.

The Company shall not unreasonably delay its consideration of any consent to a waiver requested by the Parent pursuant to this Section 5.2 (it being understood, however, that the Company shall be entitled to act in its sole discretion in granting or withholding such consent).

        5.3 CONFIDENTIALITY. The parties acknowledge that the Parent and the Company have previously executed a confidentiality agreement, dated as of August 19, 2003 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein, PROVIDED that Section 7, "Stand Still Provisions," of the Confidentiality Agreement shall be of no further force and effect as of the date hereof; PROVIDED FURTHER, HOWEVER, that in the event this Agreement is terminated: (i) pursuant to Section 8.1(a) or (ii) pursuant to any other provision of Section 8.1 at a time at which a Company Acquisition Proposal is not pending, and, in either such case, so long as at the time of such termination the Company is not in breach of a representation, warranty or covenant set forth in this Agreement (which breach would cause the conditions set forth in Sections 7.2(a) or 7.2(b) to not be satisfied), the "Stand Still Provisions" of Section 7 of the Confidentiality Agreement shall be reinstated and in full force and effect as of the time of such termination. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, shareholder, stockholder or other agent of any party to this Agreement)

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may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the proposed transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; PROVIDED, HOWEVER, that such disclosure may not be made to the extent such disclosure would reasonably be expected to violate any applicable federal or state securities laws. For the purposes of the foregoing sentence: (a) the "tax treatment" of a transaction means the purported or claimed federal income tax treatment of the transaction; and (b) the "tax structure" of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

        6.1     COMPANY NO SOLICITATION.

                (a)  NO SOLICITATION OR NEGOTIATION. Except as set forth in this
Section 6.1, the Company shall not, nor shall it (i) authorize or permit any of its Subsidiaries or (ii) authorize or knowingly permit any of its or its Subsidiaries' respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors, agents or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, "Representatives") to, directly or indirectly:

                     (i) solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Company Acquisition Proposal, including without limitation (A) approving any transaction under
Section 203 of the DGCL, (B) approving any person becoming an "interested stockholder" under Section 203 of the DGCL, or (C) amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock, Parent ADSs or Parent Ordinary Shares, respectively; or

                     (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person or permit any person access to any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Company Acquisition Proposal.

Notwithstanding the foregoing, prior to the adoption of this Agreement at the Company Stockholders Meeting (the "Specified Time"), the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by the Company Board, after consultation with outside counsel, in response to a Qualifying Proposal that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), (x) furnish information with respect to the Company to the person making such Qualifying Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding such Qualifying Proposal.

                (b) NO CHANGE IN RECOMMENDATION; SUPERIOR PROPOSAL. Neither the Company Board, nor any committee thereof, shall:

                     (i) except as set forth in this Section 6.1, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Parent or the Transitory Subsidiary, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger;

                     (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an "Alternative Acquisition Agreement") constituting or relating to any Company Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

                     (iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Company Acquisition Proposal.

Notwithstanding the foregoing, the Company Board may, in response to a Superior Proposal that did not result from a breach by the Company of this Section 6.1, withdraw or modify the recommendation by the Company Board or any committee thereof of this Agreement and the Merger, if the Company Board determines in good faith (after consultation with outside counsel) that such actions are required by its fiduciary obligations, but only at a time that is prior to the Specified Time and is after the third business day following receipt by the Parent of written notice advising it that the Company Board desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. Nothing in this Section
6.1 (other than Section 6.1(d)) shall be deemed to limit the Company's obligation to call, give notice of, convene and hold the Company Stockholders Meeting, regardless of whether the Company Board has withdrawn or modified its recommendation of this Agreement and the Merger.

                (c) NOTICES; ADDITIONAL NEGOTIATIONS. The Company shall promptly advise the Parent orally, with written confirmation to follow promptly (and in any event within 24 hours), of the Company or any of its officers, directors, investment bankers, financial advisors or attorneys attaining knowledge of any Company Acquisition Proposal or any request for nonpublic information in connection with any Company Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Company Acquisition Proposal, the material terms and conditions of any such Company Acquisition Proposal or inquiry and the identity of the person making any such Company Acquisition Proposal or inquiry. The Company shall not provide any information to or participate in discussions or negotiations with the person or entity making any Qualifying Proposal until three business days after the Company has first notified the Parent of such Qualifying Proposal as required by the preceding sentence. The Company shall (i) keep the Parent fully informed, on a prompt basis (and in any event within 24 hours), of the status and any material change to the terms of any such Company Acquisition Proposal or inquiry, (ii) provide to the Parent as promptly as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party describing the terms of any Company Acquisition

Proposal, and (iii) if the Parent shall make a counterproposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Qualifying Proposal, the Company shall furnish a copy of such information to the Parent.

                (d)  CERTAIN PERMITTED DISCLOSURE. Nothing contained in this
Section 6.1 or in Section 6.6 shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law; PROVIDED, HOWEVER, that, except as set forth in Section 6.1(b), in no event shall the Company Board or any committee thereof withdraw or modify or propose to withdraw or modify, in a manner adverse to the Parent or the Transitory Subsidiary, the approval or recommendation by the Company Board or such committee of the Merger or this Agreement.

                (e) CESSATION OF ONGOING DISCUSSIONS. Except as expressly provided for in Section 6.1(a), the Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal and, except for any confidentiality agreements entered into in accordance with Section 6.1(a), shall not enter into an agreement based upon a Company Acquisition Proposal. The Company shall use commercially reasonable efforts through written communication to have all copies of all nonpublic information it or its Subsidiaries or its and their Representatives have distributed on or prior to the date of this Agreement to other potential purchasers returned to the Company or destroyed as soon as possible.

                (f)  DEFINITIONS. For purposes of this Agreement:

                "Company Acquisition Proposal" means (i) any inquiry, proposal or offer for (A) the dissolution or liquidation of the Company or any of its Subsidiaries or (B) a merger, consolidation, tender offer, recapitalization, share exchange or other business combination involving 15% or more of the Company's equity securities, (ii) any proposal for the issuance by the Company of over 15% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of such party, in each case other than the Distribution and the Merger contemplated by this Agreement.

                "Qualifying Proposal" means a Superior Proposal or a Company Acquisition Proposal that constitutes or, in the good faith judgment of the Company Board, after consultation with outside counsel and its independent financial adviser, would reasonably be expected to result in a Superior Proposal.

                "Superior Proposal" means any unsolicited, bona fide written proposal made by a third party to acquire all or substantially all of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board determines in its good faith judgment to be more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated by this Agreement (after consultation with respect thereto with its independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; PROVIDED, HOWEVER, that no Company Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Company Acquisition Proposal is not committed.

        6.2 PARENT NOTICES; ADDITIONAL NEGOTIATIONS. The Parent shall promptly advise the Company orally, with written confirmation to follow promptly (and in any event within 24 hours), of Parent attaining knowledge of any Parent Acquisition Proposal or any request for nonpublic information in connection with any Parent Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Parent Acquisition Proposal, the material terms and conditions of any such Parent Acquisition Proposal or inquiry and the identity of the person making any such Parent Acquisition Proposal or inquiry. The Parent shall (i) keep the Company fully informed, on a prompt basis, of the status and details (including any change to the terms) of any such Parent Acquisition Proposal or inquiry, and (ii) provide to the Company as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Parent from any third party in connection with any Parent Acquisition Proposal. "Parent Acquisition Proposal" means (i) any inquiry, proposal or offer for (A) the dissolution of the Parent or any of its Subsidiaries, (B) a merger, consolidation, tender offer, recapitalization, share exchange or other business combination involving 15% or more of the Parent's share capital or (C) a sale of substantial assets of the Parent or any of its Subsidiaries, (ii) any proposal for the issuance by the Parent or any of its Subsidiaries of over 15% of its share capital or equity securities, as applicable, or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of such party, in each case other than the Merger contemplated by this Agreement.

        6.3 JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; SHAREHOLDER CIRCULAR; LISTING PARTICULARS.

                (a)  JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.

                     (i) As promptly as practicable after the execution of this Agreement, the Parent, in cooperation with the Company, shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement/Prospectus shall be included as a prospectus. Each of the Parent and the Company shall respond to any comments of the SEC and shall use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and the Company shall cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Each of the Parent and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to Section 6.3(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.3(b). Each of the Parent and the Company shall use its commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.3 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.3(b), the Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

                     (ii) The Parent and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

                (b) SHAREHOLDER CIRCULAR; LISTING PARTICULARS. As promptly as practicable after the execution of this Agreement, the Parent, in cooperation with the Company, shall prepare and seek the approval of the UKLA for (i) a circular to be sent to the Parent shareholders in connection with the Parent Shareholders Meeting (the "Parent Circular") containing (A) a notice convening the Parent Shareholders Meeting, (B) such other information as may be required by the UKLA and (C) such other information as the Parent and the Company shall agree to include therein and (ii) listing particulars relating to the Parent and its Subsidiaries and the Parent Ordinary Shares (together with any supplement thereto, the "Parent Listing Document" and the Parent Circular and the Parent Listing Document, together, the "Parent UK Documents"). The Parent and the Company each agrees, as to itself and its Subsidiaries, that the Parent UK Documents and any supplements thereto and any circulars or documents issued to shareholders or employees of the Parent will contain all particulars relating to the Parent and the Company required to comply in all material respects with all United Kingdom statutory and other legal provisions (including, without limitation, the Companies Act, FSMA and the rules and regulations made thereunder and the rules and requirements of the UKLA and the LSE) and all such information contained in the Parent UK Documents will be substantially in accordance with the facts and will not omit anything material likely to affect the import of such information.

        6.4 NASDAQ AND LSE QUOTATION. The Parent and the Company each agree to continue the quotation of Parent ADSs and Company Common Stock, respectively, on The NASDAQ Stock Market and the Parent Ordinary Shares on the LSE during the term of this Agreement. The Parent, if required by the rules of The NASDAQ Stock Market, will file with The NASDAQ Stock Market a Notification Form for Listing Additional Shares with respect to the Parent ADSs and Parent Ordinary Shares issuable in connection with the Merger.

        6.5 ACCESS TO INFORMATION. Each of the Parent and the Company shall (and shall cause each of its Subsidiaries to) afford to the other party's officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of the Parent and the Company shall (and shall cause their respective Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other party may reasonably request. Each of the Parent and the Company will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

        6.6     STOCKHOLDERS MEETINGS.

                (a) The Company, acting through the Company Board, shall take all actions in accordance with the DGCL, its Certificate of Incorporation and By-laws and the rules of The NASDAQ Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and within 45 days after the declaration of the effectiveness of the Registration Statement if practicable, the Company Stockholders Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1(b), (i) the Company Board shall recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Parent or the Transitory Subsidiary, the approval or recommendation of the Company Board or such committee that the Company's stockholders vote in favor of the Company Voting Proposal. Subject to
Section 6.1(b), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The NASDAQ Stock Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company's stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

                (b) The Parent, acting through the Parent Board, shall take all actions in accordance with applicable law, its Memorandum and Articles of Association and the rules of The NASDAQ Stock Market, the UKLA and the LSE to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the Parent Shareholders Meeting for the purpose of considering and voting upon the Parent Voting Proposal. The Parent Board shall recommend approval and adoption of the Parent Voting Proposal by the shareholders of the Parent and include such recommendation in the Joint Proxy Statement/Prospectus and the Parent UK Documents, and (ii) neither the Parent Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Company, the recommendation of the

Parent Board or such committee that the Parent's shareholders vote in favor of the Parent Voting Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Parent, after consultation with the Company, may adjourn or postpone the Parent Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Parent UK Documents is provided to the Parent's shareholders or, if as of the time for which the Parent Shareholders Meeting is originally scheduled (as set forth in the Parent UK Documents) there are insufficient Parent Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders Meeting.

                (c) The Company shall call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.6 and shall submit the Company Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not (i) the Company Board at any time subsequent to the date hereof determines, in the manner permitted by Section 6.1(b) that the Company Voting Proposal is no longer advisable or recommends that the stockholders of the Company reject such proposal, or (ii) any actual, potential or purported Company Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company.

                (d) The Parent shall call, give notice of, convene and hold the Parent Shareholders Meeting in accordance with this Section 6.6 and shall submit the Parent Voting Proposal to its shareholders for the purpose of acting upon such proposal.

        6.7     [Intentionally Omitted]

        6.8     LEGAL CONDITIONS TO THE MERGER.

                (a) Subject to the terms hereof, including Section 6.8(b), the Company and the Parent shall each use its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, (C) any other applicable law and (D) the UKLA and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Parent shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus, the Parent UK Documents and the Registration Statement) in connection with the transactions contemplated by this Agreement. The Parent and the Company agree that nothing contained in this Section 6.8(a) shall modify or affect their respective rights and responsibilities under Section 6.8(b).

                (b) Subject to the terms hereof, the Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein.

                (c) Each of the Company and the Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, or
(C) required to prevent the occurrence of an event that may have a Company Material Adverse Effect or a Parent Material Adverse Effect prior to or after the Effective Time.

        6.9 PUBLIC DISCLOSURE. Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (ii) the Parent and the Company shall each use its commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

        6.10 SECTION 368(a) REORGANIZATION. The Parent and the Company shall not take any action that would, or fail to take any action the omission of which would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

        6.11 AFFILIATE LEGENDS. Section 6.11 of the Company Disclosure Schedule sets forth a list of those persons who are, in the Company's reasonable judgment, "affiliates" of the

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Company within the meaning of Rule 145 promulgated under the Securities Act
("Rule 145 Affiliates"). The Company shall notify the Parent in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. The Parent shall be entitled to place appropriate legends on the certificates representing the Parent Ordinary Shares or Parent ADRs to be received by Rule 145 Affiliates of the Company pursuant to the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Parent Ordinary Shares and Parent ADSs (provided that such legends or stop transfer instructions shall be removed one year after the Effective Time, upon the request of any holder of Parent Ordinary Shares or Parent ADSs issued pursuant to the Merger if such holder is not then a Rule 145 Affiliate of the Parent).

        6.12 LISTING APPLICATIONS. The Parent shall (i) if required by the rules of The NASDAQ Stock Market, file with The NASDAQ Stock Market a Notification Form for Listing Additional Shares with respect to the Parent ADSs issuable in connection with the Merger, and (ii) use its commercially reasonable efforts to obtain, prior to the Effective Time, approval for admission of the Parent Ordinary Shares to the Official List of the UKLA and to trading on the LSE market for listed securities, in the case of the UKLA and the LSE, subject to allotment and the Parent ADSs, and in the case of The NASDAQ Stock Market, subject to official notice of issuance.

        6.13    COMPANY STOCK PLANS.

                (a) At the Effective Time, each outstanding Company Stock Option under the Company Stock Plans, whether vested or unvested, shall, as part of the Merger, be assumed by the Parent and each Company Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, a number of units equal to the number of shares of Company Common Stock underlying each such option. The exercise price for each such unit shall equal the per share exercise price of the applicable Company Stock Option. A unit shall be comprised of (i) 1.2015 Parent Ordinary Shares and (ii) the Cash Amount Per Share. The number of Parent Ordinary Shares issuable upon each exercise of any Company Stock Option assumed pursuant to this Section 6.13(a) shall be rounded to the nearest whole number of Parent Ordinary Shares (with .5 being rounded up to the nearest whole share).

                (b) As soon as practicable after the Effective Time, the Parent shall deliver to the holders of Company Stock Options an appropriate notice setting forth such participants' rights pursuant to the Company Stock Options, as provided in this Section 6.13.

                (c) The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Ordinary Shares for delivery upon exercise of the Company Stock Options assumed in accordance with this Section. Within ten (10) days after the Effective Time, the Parent shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the Parent Ordinary Shares subject to such options and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

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

                (d) The Company and the Parent acknowledge that the Company ESPP shall continue to operate in accordance with its terms following the execution of this Agreement, except as provided below. The Company shall not commence any Offering (as defined in the Company ESPP) pursuant to the Company ESPP that will not terminate prior to the Effective Time. Effective as of or prior to the Effective Time, the Company shall cause the Company ESPP to terminate in accordance with Section 20 of the Company ESPP, and no purchase rights shall be subsequently granted or exercised under the Company ESPP. The Company shall take all actions necessary to ensure that the Company ESPP will not be amended or modified in any respect after the date hereof, except to effect the terms of this Section 6.13(d).

                (e) Prior to the Effective Time, the Company shall take all action necessary to amend all outstanding Company Stock Options to include the Company Stock Plan under which such Company Stock Option was issued as an exhibit to and as part of such Company Stock Option.

                (f) The Company shall take all such action, including the adoption of any necessary resolutions by the Company Board or any appropriate committee thereof, necessary or appropriate to effect the transactions contemplated by this Section 6.13.

        6.14 STOCKHOLDER LITIGATION. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Parent's prior written consent, which will not be unreasonably withheld, conditioned or delayed.

        6.15    INDEMNIFICATION.

                (a) From and after the Effective Time, the Parent shall, and shall cause the Surviving Corporation, to the fullest extent permitted by law, for a period of six years from the Effective Time, to honor all of the Company's obligations to indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.

                (b) Without limiting any obligation under 6.15(a), for a period of six years after the Effective Time, the Parent shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a complete and accurate copy of which has been delivered to the Parent prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such persons as the Company's existing coverage; provided, however, that in no event shall the Parent or the Surviving Corporation be required to expend in excess of one

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hundred seventy five percent (175%) of the annual premium currently paid by the
Company for such coverage, and to the extent the annual premium would exceed one hundred seventy five percent (175%) of such current annual premium, the Parent or Surviving Corporation shall use all reasonable efforts to be maintained the maximum amount of coverage available for such one hundred seventy five percent (175%) of such current annual premium. The Company hereby represents that the annual premium currently paid by the Company for such coverage is US $1,411,618. The Parent and the Surviving Corporation may meet their obligations under this
Section 6.15 by purchasing a "tail" policy under the Company's existing directors' and officers' insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers only those persons who are currently covered by the Company's directors' and officers' insurance policy in effect as of the date hereof and only for actions and omissions occurring on or prior to the Effective Time, and (iii) contains coverage in amount and scope at least as favorable to the Indemnified Parties as the Company's existing directors' and officers' insurance policy.

                (c) The provisions of this Section 6.15 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The obligations of the Company and Surviving Corporation under this Section 6.15 shall be binding upon their respective successors and assigns.

        6.16 NOTIFICATION OF CERTAIN MATTERS. The Parent shall give notice to the Company, and the Company shall give notice to the Parent, promptly upon any director or officer of the Parent or Company (as applicable) becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Parent and the Transitory Subsidiary or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, (i) the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger and
(ii) any breach of a representation or warranty by the Parent or the Company, as applicable, that does not itself give rise to a failure to satisfy the conditions set forth in Section 7.2(a) or 7.3(a) of this Agreement, as applicable, shall not give the non-breaching party the right to terminate this Agreement pursuant to Section 8(h) or Section 8(i) of this Agreement, as applicable.

        6.17    EXEMPTION FROM LIABILITY UNDER SECTION 16(b).

                (a) The Parent Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Parent Ordinary Shares represented by Parent ADSs in exchange for shares of

Company Common Stock, and of options to purchase Parent Ordinary Shares upon assumption and conversion of Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

                (b) For purposes of this Agreement, "Section 16 Information" means information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Parent Ordinary Shares represented by Parent ADSs, or options to purchase Parent Ordinary Shares, in each case, in connection with the Merger, which shall be provided by the Company to the Parent within 10 business days after the date of this Agreement.

                (c) For purposes of this Agreement, "Company Insiders" means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

        6.18 BOARD OF DIRECTORS OF PARENT. The Parent shall take all action to cause the individuals listed in Schedule 6.18 attached hereto (or, to the extent any such individual is unable or unwilling to serve, such other designee as the Company and the Parent shall jointly select) (the "Company Designees") to be elected as directors of the Parent.

        6.19 SERVICE CREDIT. Following the Effective Time, the Parent will give each Continuing Employee full credit for prior service with the Company or its Subsidiaries for purposes of (i) eligibility and vesting under any Parent Employee Benefit Plans and (ii) determination of benefits levels under any Parent Employee Benefit Plan or policy relating to vacation or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such crediting would (A) result in a duplication of benefits or (B) otherwise cause the Parent or its Subsidiaries or any Parent Employee Benefit Plan or trust relating thereto to accrue or pay for benefits that relate to any time period prior to the Continuing Employee's participation in the Parent Employee Benefit Plan. For purposes of this Agreement, (i) "Parent Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate and (ii) Continuing Employee means those employees of Parent and employees of the Transitory Subsidiary as of the Effective Time who shall have been employees of the Company immediately prior to the Effective Time.

        6.20 EMPLOYEE COMMUNICATIONS. The Parent and the Company will use reasonable efforts to consult with each other, and will consider in good faith each other's advice, prior to sending any notices or other communication materials to its employees regarding this

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Agreement, the Merger or the effects thereof on the employment, compensation or benefits of its employees.

        6.21 401(k) PLAN. If requested by the Parent by written notice no less than five (5) days prior to the Effective Time, the Company shall terminate each Company Employee Plan that is intended to comply with Section 401(k) of the Code, effective as of the day immediately preceding the Closing Date. If the Parent provides such notice to the Company, the Company shall provide the Parent with evidence that all such 401(k) plans have been so terminated pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to review and reasonable approval of the Parent. The Company shall take such other actions in furtherance of terminating such 401(k) plan as the Parent may reasonably require.

        6.22 DISTRIBUTION. Notwithstanding any other provisions of this Agreement, in the event that the Parent or the Company determines, in its reasonable judgment after consultation with outside counsel, the Distribution would constitute a violation of applicable statutory law, then the Parent or the Company, as the case may be, shall promptly provide notice thereof to the other party. The Company and the Parent covenant that they shall thereafter negotiate in good faith to restructure the transactions contemplated by this Agreement, such that the Company stockholders shall receive consideration composed of cash and shares corresponding to the consideration contemplated by the provisions of this Agreement, in conformity with applicable law and, provided that the conditions set forth in Article VII, other than the conditions set forth in Sections 7.1(h) and 7.2(d), which shall be deemed to have been satisfied or waived, shall continue to be the obligations of the parties hereunder pursuant to such restructuring.

        6.23 TRANSFER TAXES. The Company shall pay any transfer Taxes (including, but not limited to, stamp duties, stamp duty reserve taxes, and other similar taxes) payable in connection with the Merger and shall be responsible for the preparation and filing of any required Tax Returns with respect to such Taxes. At and following the Effective Time, the Company and Parent shall be jointly and severally liable for all Transfer Taxes (including, but not limited to, stamp duties, stamp duty reserve tax and other similar taxes) imposed on the Company and/or Parent in connection with the issuance of Parent ADRs and the Parent Ordinary Shares to be issued in the Merger and upon the exercise of Company Stock Options assumed by Parent pursuant to this Agreement. Notwithstanding the foregoing, Parent shall not be liable for the payment of any amounts which would cause the Merger to not qualify as a reorganization under Section 368(a) of the Code.

                                   ARTICLE VII

                              CONDITIONS TO MERGER

        7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                (a) STOCKHOLDER APPROVALS. The Company Voting Proposal shall have been approved and adopted at the Company Stockholders Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Company under applicable law and the Company's

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Certificate of Incorporation and By-laws. The Parent Voting Proposal shall have been approved at the Parent Shareholders Meeting, at which a quorum is present, by the requisite vote of the shareholders of the Parent under applicable law, the rules of The NASDAQ Stock Market and the UKLA and the Parent's Memorandum and Articles of Association.

                (b) HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                (c) GOVERNMENTAL APPROVALS. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

                (d) REGISTRATION STATEMENT; JOINT PROXY STATEMENT/PROSPECTUS. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

                (e) NO INJUNCTIONS. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Distribution or the Merger illegal or otherwise prohibiting consummation of the Distribution or the Merger or the other transactions contemplated by this Agreement.

                (f) NASDAQ, UKLA AND LSE. The Parent, if required by the rules of The NASDAQ Stock Market, shall have filed with The NASDAQ Stock Market a Notification Form for Listing of Additional Shares with respect to the Parent ADSs issuable in connection with the Merger, the UKLA shall have granted permission for the admission to the LSE's market for listed securities and such listing shall have become effective in accordance with Section 7 of the Listing Rules, and LSE shall have granted permission for the admission to the Official List and the LSE, subject only to allotment of the Parent Ordinary Shares to be issued pursuant to the Merger, and such permission shall not have been withdrawn prior to the Effective Time.

                (g) NO RESTRAINTS. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Parent or any of its Subsidiaries, of all or any material portion of the business of the Company and its Subsidiaries, taken as a whole, or of the Parent and Subsidiaries, take as a whole, or to compel the Parent or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of the Parent and its Subsidiaries, taken as a whole, (ii) seeking to impose or confirm limitations on the ability of the Parent or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders, or (iii) seeking to require divestiture by the Parent or any of its Subsidiaries of any such shares.

                (h) DISTRIBUTION. Subject to the provisions of Section 6.22, the payment of the Cash Amount pursuant to the Distribution shall not constitute a violation of any applicable statutory law.

        7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE PARENT AND THE TRANSITORY SUBSIDIARY. The obligations of the Parent and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Parent and the Transitory
Subsidiary:

                (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct
(i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date (except in each case (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, Company Material Adverse Effect or, in the case of clause (ii) of this Section 7.2(a), the knowledge qualifications contained therein), individually or in the aggregate, has not had a Company Material Adverse Effect); and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

                (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement on or prior to the Closing Date; and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

                (c) TAX OPINION. The Parent shall have received a written opinion from Hale and Dorr LLP, counsel to the Parent, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Wilson, Sonsini, Goodrich& Rosati, Professional Corporation, renders such opinion to the Parent (it being agreed that the Parent and the Company shall each provide reasonable cooperation, including making customary representations for a transaction of this type, to Hale and Dorr LLP or Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, as the case may be, to enable them to render such opinion).

                (d) DISTRIBUTION. Subject to the provisions of Section 6.22, on or prior to the Closing Date, (i) the Company Board shall have adopted all appropriate resolutions to effect the Distribution (including the declaration of the Distribution Record Date), (ii) the Company shall have provided all notices and made all filings required to be provided or made prior to the Closing in connection with the Distribution, (iii) the Company shall have deposited the Cash Amount with EquiServe, and (iv) the Company shall have complied with its obligations under Section 2.2(j).

                (e) RESIGNATIONS. The Parent shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company.

                (f) NO COMPANY MATERIAL ADVERSE EFFECT. Since the date of this Agreement, and except as described in Section 7.2(f) of the Company Disclosure Schedule, there shall not have been any change, event, circumstance, development or effect that individually or in the aggregate has had a Company Material Adverse Effect.

        7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

                (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Parent and the Transitory Subsidiary set forth in this Agreement shall be true and correct (i) as of the date of this Agreement and
(ii) as of the Closing Date as though made on and as of the Closing Date (except in each case (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, Parent Material Adverse Effect or, in the case of clause (ii) of this Section 7.3(a), knowledge qualifications contained therein), individually or in the aggregate, has not had, a Parent Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer and the chief financial officer of the Parent to such effect.

                (b) PERFORMANCE OF OBLIGATIONS OF THE PARENT AND THE TRANSITORY SUBSIDIARY. The Parent and the Transitory Subsidiary shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer or the chief financial officer of the Parent to such effect.

                (c) TAX OPINION. The Company shall have received the opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, counsel to the Company, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Wilson Sonsini Goodrich & Rosati, Professional Corporation, does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to the Company (it being agreed that the Parent and the Company shall each provide reasonable cooperation, including making customary representations for a transaction of this type, to Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, or Hale and Dorr LLP, as the case may be, to enable them to render such opinion).

                (d) NO PARENT MATERIAL ADVERSE EFFECT. Since the date of this Agreement, and except as described in Section 7.3(d) of the Parent Disclosure Schedule, there shall not have been any change, event, circumstance, development or effect that individually or in the aggregate has had a Parent Material Adverse Effect.

                (e) COMPANY DESIGNEES. All corporate action necessary to effect the appointment of the Company Designees as directors of the Parent from and after the Effective Time in accordance with Section 6.17 shall have been taken.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

        8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company, the shareholders of the Parent or the sole stockholder of the Transitory Subsidiary:

                (a) by mutual written consent of the Parent, the Transitory Subsidiary and the Company; or

                (b) by either the Parent or the Company if the Merger shall not have been consummated by April 21, 2004, (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

                (c) by either the Parent or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

                (d) by either the Parent or the Company if at the Company Stockholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party seeking termination if, at such time, such party is in material breach of or has failed to fulfill any of its material obligations under this Agreement and such breach or failure has been a principal cause of the inability to obtain the requisite vote of such stockholders; or

                (e) by either the Parent or the Company if at the Parent Shareholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Parent Voting Proposal is taken, the requisite vote of the shareholders of the Parent in favor of the Parent Voting Proposal shall not have been obtained (provided the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party seeking termination if, at such time, such party is in material breach of or has failed to fulfill any of its material obligations under this Agreement and such breach or failure has been a principal cause of the inability to obtain the requisite vote of such shareholders; or

                (f) by the Parent, if: (i) the Company Board (or any committee thereof) shall have failed to recommend approval of the Company Voting Proposal in the Joint Proxy

Statement/Prospectus or shall have withdrawn or modified its recommendation of the Company Voting Proposal; (ii) the Company Board (or any committee thereof) shall have failed to reconfirm its recommendation of the Company Voting Proposal within ten business days after the Parent requests in writing that the Company Board (or any committee thereof) do so after of the public announcement of a Company Acquisition Proposal (or a material amendment thereto); (iii) the Company Board (or any committee thereof) shall have approved or recommended to the stockholders of the Company a Company Acquisition Proposal (other than the Merger); (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board (or any committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; or (v) the Company shall have materially breached its obligations under Sections 6.1 or 6.6; provided, that if the Company sends a notice of its intention to terminate this Agreement pursuant to Section 8.1(i), the sending of such notice in and of itself shall not be deemed to be a breach or default by the Company that would permit Parent to terminate this Agreement pursuant to clause (i) of this Section 8.1(f); or

                (g) by the Company, if: (i) the Parent shall have materially breached its obligations under Sections 6.2 or 6.6; or (ii) for any reason the Parent shall have failed to hold the Parent Shareholders Meeting and submit the Parent Voting Proposal to the Parent's shareholders by the date which is five business days prior to the Outside Date; or

                (h) by the Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 7.2(a) or 7.2(b) not to be satisfied, and (ii) if curable, shall not have been cured within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Parent; or

                (i) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 7.3(a) or 7.3(b) not to be satisfied, and (ii) if curable, shall not have been cured within 20 days following receipt by the Parent of written notice of such breach or failure to perform from the Company.

        8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Sections 3.25, 5.3 and 8.3 and Article IX of this Agreement and the Confidentiality Agreement, as amended hereby, shall remain in full force and effect and survive any termination of this Agreement.

        8.3     FEES AND EXPENSES.

                (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Parent shall share equally (i) the filing fee of the Parent's pre-merger notification report under the HSR Act and (ii) all fees and expenses, other than accountants' and attorneys' fees, incurred with respect to the printing, filing and mailing of the Joint Proxy Statement/Prospectus (including any related preliminary materials), the Parent UK Documents and the Registration Statement and any amendments or supplements thereto.

                (b) The Company shall pay the Parent a termination fee of US $7,000,000 in the event of the termination of this Agreement:

                     (i) by the Parent pursuant to Section 8.1(b) or Section 8.1(d), in each case, if, at the time of such termination, the Company is in willful breach of any of its obligations under Article V or Article VI of this Agreement and such breach has been the principal cause of the inability to consummate the Merger or the failure to obtain the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal;

                     (ii)  by the Parent pursuant to Section 8.1(f); or

                     (iii) by the Parent or the Company pursuant to Section 8.1(d) if (A) at or prior to the time of such failure, there shall have been publicly announced a Company Acquisition Proposal which shall not have been absolutely and unconditionally withdrawn and abandoned and (B) on or before the date 12 months following the date of such termination of this Agreement, the Company enters into an Alternative Acquisition Agreement or consummates an Alternative Acquisition Proposal; provided, however, that if, at the time of termination, there is pending a Company Acquisition Proposal that does not involve a liquidation or dissolution of the Company, the Company shall be permitted to be undertake a complete liquidation or dissolution in lieu of such Company Acquisition Proposal and, under such circumstances, the Company shall not be obligated to make any payment of a termination fee to the Parent under this Section 8.3(b); provided, however, that if a Company Acquisition Proposal and any liquidation or dissolution are a part of a series of related transactions, the Company shall be obligated to pay the termination fee provided for hereunder to the Parent. For the purposes of this Section 8.3(b) only, all references in the definition of "Company Acquisition Proposal" to "15%" shall be deemed to be references to "30%."

        Any fee due under this Section 8.3(b) shall be paid by wire transfer of same-day funds within one business day after (I) the date of termination of this Agreement, in the case of a payment pursuant to clause (i) or (ii) above, or
(II) the earlier of execution of an Alternative Acquisition Agreement or consummation of an Alternative Acquisition Proposal in the case of a payment pursuant to clause (iii) above.

                (c) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parent would not enter into this Agreement. If the Company fails to promptly pay any expense reimbursement or fee due hereunder, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Fleet Bank, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid. Payment of the fees and expenses described in this Section
8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (i) of Section 8.2.

        8.4 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX

                                  MISCELLANEOUS

        9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the Company, the Parent and the Transitory Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

        9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid,
(ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date of such receipt is not a business day) of transmission by facsimile in each case to the intended recipient as set forth below:

                (a)  if to the Parent or the Transitory Subsidiary, to

                     Bookham Technology plc
                     90 Milton Park
                     Abingdon, Oxfordshire
                     OX14 4RY
                     United Kingdom
                     Attention: Philip Davis, Esq., General Counsel
                     Facsimile: 011 44-1235-827201

                     with a copy to:

                     Hale and Dorr LLP
                     60 State Street
                     Boston, Massachusetts 02109
                     Attention: John A. Burgess
                     Attention: Hal J. Leibowitz
                     Facsimile: (617) 526-5000

                (b)  if to the Company, to

                     New Focus, Inc.
                     2854 Junction Avenue
                     San Jose, California  95134-1902
                     Attention: Nicola Pignati, Chairman and Chief Executive
                                Officer
                     Facsimile: (408) 904-5026

                     with a copy to:

                     Wilson Sonsini Goodrich & Rosati
                     Professional Corporation
                     650 Page Mill Road
                     Palo Alto, California 94304
                     Attention: David J. Segre
                     Attention: Steve L. Camahort
                     Facsimile: (650) 493-6811

        Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

        9.3 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing as well as the Company Stockholder Agreements and the Parent Shareholder Agreements) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

        9.4 NO THIRD PARTY BENEFICIARIES. Except as provided in Section 6.15, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

        9.5 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Parent and/or the Transitory Subsidiary may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Parent without consent of the Company (and the parties hereto shall execute and deliver any amendment to this Agreement necessary to effect such assignment), provided that the Parent and/or the Transitory Subsidiary, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

        9.6 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

        9.7 COUNTERPARTS AND SIGNATURE. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

        9.8 INTERPRETATION. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this

Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

        9.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

        9.10 REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.11 SUBMISSION TO JURISDICTION. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this
Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

        9.12 WAIVER OF JURY TRIAL. Each of the Parent, the Transitory Subsidiary and the Company hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of the Parent, the Transitory Subsidiary or the Company in the negotiation, administration, performance and enforcement of this Agreement.

                  [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the Parent, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    BOOKHAM TECHNOLOGY PLC


                                    By:     /s Andrew Rickman
                                        ------------------------------------

                                    Title:  Chairman
                                           ---------------------------------

                                    BUDAPEST ACQUISITION CORP.


                                    By:     /s/ Philip Davis
                                        ------------------------------------

                                    Title:  Incorporator

                                    NEW FOCUS, INC.


                                    By:   /s/ N. Pignati
                                        ------------------------------------

                                    Title: Pres. & CEO

                                   SCHEDULE A

                         COMPANY STOCKHOLDER AGREEMENTS


Nicola Pignati

Peter Bordui

John Dexheimer

Winston Fu

Don G. Hallacy

Timothy Day

William L. Potts, Jr.

                                   SCHEDULE B

Andrew Rickman

David Simpson

Robert Rickman

Giorgio Anania

                                  SCHEDULE 6.18

Nicola Pignati

Peter Bordui

                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

                                February 2, 2004


        This Amendment No. 1 (the "Amendment") dated February 2, 2004 to the Agreement and Plan of Merger, dated September 21, 2003 (the "Agreement"), is entered into by and among Bookham Technology plc, a public limited company incorporated under the laws of England and Wales (the "Parent"), Budapest Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (the "Transitory Subsidiary"), and New Focus, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Agreement.

        WHEREAS, the parties to the Agreement desire to amend the Agreement to reduce the potential tax arising in connection with the deposit of Parent Ordinary Shares with the Depository.

        NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

1. Section 2.2(a) of the Agreement is hereby amended by deleting such Section in its entirety and inserting in place thereof the following new Section 2.2(a):

    (a) (a) EXCHANGE AGENT. As of the Effective Time, the Parent shall deposit with the Bank of New York, in its capacity as Exchange Agent for the Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, the number of Parent Ordinary Shares as are represented by the Parent ADSs to be issued in connection with Section
        2.1. In addition, promptly upon receipt of a properly executed transmittal letter from a holder of Company Common Stock electing to receive Parent ADSs (or the failure to return a properly executed transmittal letter within the time provided for in such transmittal letter), the Exchange Agent shall deposit with the Depository, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, Parent ADSs (such Parent ADSs, together with any dividends or distributions with respect to the Parent Ordinary Shares underlying such Parent ADSs with a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for certificates evidencing shares of Company Common Stock outstanding as of the Effective Time ("Certificates"). At the Effective Time, the Parent shall also deposit with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent cash in an amount sufficient to make payments for fractional shares required pursuant to
        Section 2.2(e).

2. For the purpose of clarification, the Bank of New York will serve as (i) the Depository, in accordance with the Deposit Agreement and (ii) the Exchange Agent, in accordance with an Exchange Agency Agreement by and between the Parent and the Bank of New York to be executed prior to the Closing.

3. The Agreement, as supplemented and modified by this Amendment, together with the other writings referred to in the Agreement or delivered pursuant thereto which form a part thereof, contains the entire agreement among the parties with respect to the subject matter thereof and amends, restates and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

4. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference in the other documents entered into in connection with the Agreement, shall mean and be a reference to the Agreement, as amended hereby.

5. This Amendment shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware without regard to its principles of conflicts of law.

6. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Parent, the Transitory Subsidiary and the Company have caused this Amendment No. 1 to the Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    BOOKHAM TECHNOLOGY PLC


                                    By:  /s/ Philip Davis
                                        ------------------------------------

                                    Title: General Counsel and Company Secretary

                                    BUDAPEST ACQUISITION CORP.


                                    By:  /s/ Philip Davis
                                        ------------------------------------

                                    Title:  Treasurer

                                    NEW FOCUS, INC.


                                    By:  /s/ N. Pignati
                                        ------------------------------------

                                    Title:  President & CEO